Exhibit 10.1
EXECUTION VERSION

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TOWNSEND HOLDINGS LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
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Dated as of January 14, 2016

THE COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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TOWNSEND HOLDINGS LLC
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of January 14, 2016 and effective as of the Closing, is entered into by and among Townsend Holdings LLC, a Delaware limited liability company (the "Company"), the Unitholders and, solely with respect to its obligations under Section 8.5, NorthStar Asset Management Group Inc. As used herein “as of the date hereof” shall mean as of the date of the Closing.
This Agreement amends and restates effective as of the Closing in its entirety the Company's Second Amended and Restated Limited Liability Company Agreement, dated October 15, 2015, by and among the Company and its Unitholders (and as further amended or modified from time to time in accordance with the terms thereof, the "Prior LLC Agreement").
As of the date hereof, Thunder Investor T-II, LLC constitutes the holder of the Required Interest.
Pursuant to Section 14.2 of the Prior LLC Agreement, the Company and Thunder Investor T-II, LLC desire to amend the Prior LLC Agreement as set forth herein effective as of the Closing for the purpose of changing the terms of the Prior LLC Agreement as set forth herein and reaffirming the other terms and provisions of the Prior LLC Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Certain Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the following meanings:
"Additional Unitholder" means a Person that is admitted to the Company as a Unitholder pursuant to Section 9.2.
"Adjusted Capital Account Deficit" means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person's Capital Account balance shall be
(i)    reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and
(ii)    increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

"Affiliate" of any particular Person means (i) any other Person controlling, controlled by, or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (ii) if such Person is a partnership, any partner thereof.
"Affiliated Institution" means, with respect to any Indemnified Person, any corporation, limited liability company, investment fund, institutional investor or other financial intermediary with which such Unitholder, Manager, Officer or other Person is Affiliated or of which such Indemnified Person is a member, partner or employee.
"Agreement" means this Third Amended and Restated Limited Liability Company Agreement, as amended or modified from time to time in accordance with the terms hereof.
"Board" means the board of managers of the Company, which shall have the power and authority described in this Agreement (as amended from time to time), including the power and authority described in Article V.
"Book Value" means, with respect to any Company property, the Company's adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g), except that in the case of any property contributed to the Company, the Book Value of such property shall initially equal the Fair Market Value of such property.
"Business" means the businesses of the Company and its Subsidiaries.
“Call Price” means: (i) if the Employee Unitholder’s employment was terminated for any reason other than a termination by the Company or its Subsidiaries for Cause, then the Put Price for such Unit on the applicable Redemption Date; and (ii) if the Employee Unitholder’s employment was terminated by the Company for Cause, then an amount equal to the lesser of (A) the Put Price for such Unit and (B) the Employee Unitholder’s Capital Contributions in respect of such Unit (which, for the avoidance of doubt, may be $0), in each case as of the applicable Redemption Date.
"Capital Account" means the capital account maintained for a Unitholder pursuant to Section 7.2.
"Capital Contributions" means any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property that a Unitholder contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.3 or Section 3.4 (with it being understood that if the adjusted basis of any Company property is different from its fair market value at the time of contribution, such Capital Contribution shall be valued at the fair market value of such property).
“Cause” means (i) the conviction of (or plea of nolo contendere to) a felony or a crime involving moral turpitude, the commission of any act of fraud with respect to or the commission of any act of dishonesty that is materially inimical to the best interests of the Company or any of its Subsidiaries or any of their clients, vendors or employees, (ii) repeated substantial failure, continuing after notice that specifically identifies the failure(s), to perform duties of the office held by the Employee Unitholder as reasonably directed by the Person to whom the Employee Unitholder reports (other than as a result of the Employee Unitholder’s Disability), (iii) an act or omission in reckless disregard of a duty to the Company or its Subsidiaries or the consequences thereof or willful misconduct by the Employee Unitholder in performance of his duties, in either case that materially injures the Company or any of its Subsidiaries, (iv) any material breach by the Employee Unitholder of any non-competition, non-solicitation, confidentiality or non-disparagement covenants in any agreement between the Employee Unitholder and the Company or any of its Subsidiaries, which breach has not been cured (to the extent capable of being cured) within 30 days after notice of such breach is given to the Employee Unitholder and/or (v) a violation in any material respect of any written material policies or standards regarding employment practices (including nondiscrimination and sexual harassment policies) as approved by the Company from time to time, which violation materially injures the Company or any of its Subsidiaries.
"Certificate" means the Company's Certificate of Formation as filed with the Secretary of State of the State of Delaware.
“Closing” has the meaning specified in the Securities Purchase Agreement.
"Code" means the United States Internal Revenue Code of 1986, as amended. Such term shall, at the Board's discretion, be deemed to include any future amendments to the Code and any corresponding provisions of succeeding Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term "Code" shall not include them if including them would have a material adverse effect on any Unitholder).
“Company Equity Value” means the product of (i) the Company’s trailing twelve month EBITDA as of the most recently completed quarter for which the Company has issued and finalized financials, and (ii) fourteen (14). Subject to Section 8.5(d), the Company Equity Value will be determined by the Board in its good faith judgment.
"Company Interest" means the interest of a Unitholder in Profits, Losses, and Distributions.
"Delaware Act" means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.
“Designated Put Schedule” means, (A) with respect to an Employee Unitholder other than Kevin Lynch, (i) 10% of the Employee Unitholder’s Initial Units may be put back to the Company on or after December 31, 2016, (ii) 10% of the Employee Unitholder’s Initial Units may be put back to the Company on or after December 31, 2017, (iii) 15% of the Employee Unitholder’s Initial Units may be put back to the Company on or after December 31, 2018, (iv) 25% of the Employee Unitholder’s Initial Units may be put back to the Company on or after December 31, 2019 and (v) 40% of the Employee Unitholder’s Initial Units may be put back to the Company on or after December 31, 2020; or (B) with respect to Kevin Lynch, 50% of the Employee Unitholder’s Initial Units may be put back to the Company on or after the first anniversary of the Closing and 100% of the Employee Unitholder’s Initial Units may be put back to the Company on or after the second anniversary of the Closing; provided that, in each case, the repurchase rights in Section 8.5(b)(i) may not be exercised after December 31, 2025; provided further that the repurchase rights in Section 8.5(b)(i) may only be exercised with respect to Initial Units that have vested in accordance with the terms and conditions set forth in the Employee Equity Agreement or other agreement pursuant to which such Initial Units were issued (to the extent the applicable agreement provides for vesting). For the avoidance of doubt, an Employee Unitholder’s rights to put back the Employee Unitholder’s Initial Units in (A)(i) – (A)(v) are cumulative. Initial Units of an Employee Unitholder that, at any given time, are outstanding and eligible to be put back to the Company in accordance with the Designated Put Schedule and the terms of this Agreement are “Eligible Units”. Any outstanding Initial Units of an Employee Unitholder that, at any given time, are not eligible to be so put back to the Company are “Non-Eligible Units”.
“Disability” means the disability of an Employee Unitholder caused by any physical or mental injury, illness or incapacity as a result of which the Employee Unitholder is unable to effectively perform the essential functions of the Employee Unitholder’s duties for a continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365 day period.
"Distribution" means each distribution made by the Company to a Unitholder with respect to such Person's Units, whether in cash, property or securities of the Company and whether by liquidating distribution, or otherwise; provided that any recapitalization or exchange or conversion of securities of the Company, any redemption or repurchase and any subdivision (by Unit split or otherwise) or combination (by reverse Unit split or otherwise) of any outstanding Units shall not be deemed a Distribution.
“EBITDA” means, for any particular period, the Company’s earnings before interest, taxes, depreciation and amortization during such period plus management fees received by Investor and its Affiliates from Company clients to whom Investor and its Affiliates provide services and for which the Company provided material support to Investor and its Affiliates in obtaining the management fees and (without duplication) management fees received by Investor and its Affiliates with respect to services provided by the Company, in each case, as determined in good faith by the Investor; provided that EBITDA shall not include any amounts related to performance-related fees (such as performance fees, promotes and similar fees). Subject to Section 8.5(d), EBITDA will be determined by the Board in its good faith judgment.
"Employee Equity Agreement" means any agreement for the sale of equity securities by the Company to any employee or other service provider of the Company or any of its Subsidiaries, or any designee of any such employee or service provider approved by the Company (including any executive securities purchase agreement, senior management agreement or any other agreement that is designated as a "Employee Equity Agreement" and approved by the Board), entered into from time to time by the Company or any Subsidiary of the Company and an executive or other service provider of the Company or any Subsidiary of the Company, or any designee of any such executive or service provider approved by the Company, as the same may be amended or modified from time to time pursuant in accordance with its terms.
“Employee Unitholder” means each of Terrance Ahern, Adam Calman, Robert Davies, Kevin Lynch, Anthony Frammartino, Christopher Lennon, Micolyn Magee, Joseph Olszak, Martin Rosenberg, Rob Kochis, Mike Golubic, John Koch, John Schaefer, Damien Smith, Jennifer Young, Jay Long and Stephen Burns Jr.; provided that, to the extent that any of the foregoing individuals holds Units through Sinclair, then Sinclair shall be deemed an Employee Unitholder with respect to such Units for purposes of Section 8.5. The number of Units held by Sinclair that are attributable to any Employee Unitholder at any time shall be determined by Sinclair. For the avoidance of doubt, neither Jay Long nor Stephen Burns Jr. is a Unitholder of the Company, and neither has any rights under this Agreement except for the provisions in Section 8.5 as those provisions apply to Units that he holds through Sinclair.
"Equity Plan" means The Townsend Holdings 2011 Equity Plan, as amended or modified from time to time in accordance with the terms thereof.
"Equity Securities" means (i) Units or other equity interests in the Company or a corporate successor (including other classes or groups thereof having such relative rights, powers, and duties as may from time to time be established by the Board, including rights, powers, and/or duties senior to existing classes and groups of Units and other equity interests in the Company), (ii) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or a corporate successor, and (iii) warrants, options, or other rights to purchase or otherwise acquire Units or other equity interests in the Company or a corporate successor.
"Event of Withdrawal" means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Unitholder or the occurrence of any other event that terminates the continued membership of a Unitholder in the Company.
"Fair Market Value" means, with respect to any asset or equity interest, its fair market value determined according to Article XI.
"Family Group" means an individual's spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly-owned, directly or indirectly, by such individual or such individual's spouse and/or descendants that is and remains solely for the benefit of such individual and/or such individual's spouse and/or descendants and any retirement plan for such individual; provided that if such individual is a party to an Employee Equity Agreement in the capacity of an executive and such agreement defines the term "Family Group," then "Family Group" for such Person for purposes of the Capital Incentive Units subject to such Employee Equity Agreement shall have the meaning given to such term in such Employee Equity Agreement.
"Fiscal Quarter" means each calendar quarter ending March 31, June 30, September 30, and December 31.
"Fiscal Year" means the Company's annual accounting period established pursuant to Section 2.11.

"Governmental Entity" means the government of the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority, including the United States federal government or any state or local government.
“Initial Units” means, with respect to an Employee Unitholder, the Class B Units and, if applicable, Capital Incentive Units held by such Employee Unitholder as of the Closing.
"Institutional Holder" means (a) the Investors and any other Unitholder that is designated by the Investors as an Institutional Holder, (b) Sinclair, (c) Terrance Ahern and Kevin Lynch and their respective Family Groups, and (d) any other Unitholder that the Board determines should be designated as an Institutional Holder, provided that any such Person designated as an Institutional Holder pursuant to this clause (d) may not be (i) a Management Unitholder or an Affiliate or member of the Family Group of a Management Unitholder, (ii) a current or former employee of Sinclair or the Company or any of its Subsidiaries or (iii) a current or former Sinclair Stockholder.
"Investor" means, collectively, Thunder Investor T-II, LLC, a Delaware limited liability company, and any Affiliate of NorthStar Asset Management Group Inc. that at any time holds Units, executes a counterpart to this Agreement or otherwise agrees to be bound by this Agreement.
"Liens" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company, any Subsidiary or any Affiliate under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).
"Losses" means items of Company loss and deduction determined according to Section 7.2.
"Manager" means a current member of the Board, who, for purposes of the Delaware Act, will be deemed a "manager" (as defined in the Delaware Act) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement.
"Management Unitholder" means any holder of Class B Units and/or Capital Incentive Units (other than Sinclair, the Company, any Investor or Terrance Ahern, Kevin Lynch or any of their respective Family Groups).
"Minimum Gain" means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

"Net Loss" means, with respect to a Taxable Year, the excess, if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Losses and Profits specially allocated pursuant to Section 7.6 and Section 7.7 and Section 10.2(c)).
"Net Profit" means, with respect to a Taxable Year, the excess, if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 7.6 and Section 7.7 and Section 10.2(c)).
"New Securities" means any Equity Securities of the Company; provided that the term "New Securities" shall not include Equity Securities of the Company (i) issued as a result of any unit split, unit dividend, capital reorganization, recapitalization or reclassification of equity securities in which Units owned by a Unitholder (other than an Investor) receive the same treatment with respect to their Units as Units of the same class owned by an Investor; (ii) issued upon exercise or conversion of any rights, options or warrants to acquire any Equity Securities that were outstanding on the date hereof or that were previously issued in accordance with the terms of Section 3.4 hereof; (iii) issued in a transaction contemplated by Article XII; (iv) issued in connection with the making of loans or an investment in debt securities, provided that lenders or investors that are not Affiliates of the Investors are participating in such loans or investments on substantially the same or better terms as the Investors; or (v) issued in connection with an Approved Sale.
"Officers" means each person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 5.5, subject to any resolution of the Board appointing such person as an officer or relating to such appointment.
"Permitted Sinclair Transfer" means any Transfer of Class B Units by a Permitted Sinclair Transferor to a Permitted Sinclair Transferee, to the extent that, after giving effect to such Permitted Sinclair Transfer, (i) such Permitted Sinclair Transferor has not Transferred Units pursuant to Permitted Sinclair Transfers in excess of the Permitted Sinclair Transfer Cap and (ii) such Permitted Sinclair Transferee has not acquired Units pursuant to Permitted Sinclair Transfers made on or prior to such date in excess of the Permitted Sinclair Transfer Cap.
"Permitted Sinclair Transfer Cap" means, as of any date of determination, a number of Class B Units equal to one percent (1%) of the aggregate Residual Units issued and outstanding as of such date; provided that Transfers pursuant to the Equity Plan will be excluded in calculating the Permitted Sinclair Transfer Cap.
"Permitted Sinclair Transferee" means any employee of the Company or any of its Subsidiaries as of the date of any applicable Permitted Sinclair Transfer.
"Permitted Sinclair Transferor" means Sinclair and any Sinclair Stockholder as of the date of any applicable Permitted Sinclair Transfer.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.

"Profits" means items of Company income and gain determined according to Section 7.2.
“Put Price” has the meaning set forth in Section 8.5(d).
“Redemption Date” means the date on which Units are repurchased in accordance with Section 8.5 as determined by the Company in its sole discretion, which shall be no later than the last day of the next Fiscal Quarter after which such redemption notice is delivered.
"Required Interest" means, at any particular time, a majority of the Class B Units then outstanding.
"Residual Unitholder" means a holder of Residual Units.
"Residual Units" mean the Class B Units and the Capital Incentive Units.
"Sale of the Company" means any transaction or series of related transactions pursuant to which any Person or group of related Persons (other than the Investors and their Affiliates) in the aggregate acquire(s) (i) equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default or breach) to elect Board members which, in the aggregate, control a majority of the votes on the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company's assets determined on a consolidated basis; provided that any sale of the common equity securities of the Company (or a successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission shall not constitute a Sale of the Company.
"Securities Act" means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.
“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of October 15, 2015, by and among Townsend Holdings LLC, NorthStar Asset Management Group Inc., Sinclair, GTCR Partners X/B LP, GTCR Fund X/C LP, the individuals listed on Schedule A thereof, Townsend Acquisition LLC, and GTCR/AAM Blocker Corp., including all exhibits and schedules attached thereto.
"Sinclair" means Sinclair Group, Inc. (f/k/a The Townsend Group, Inc.).
"Sinclair Stockholder" means any holder of equity securities of Sinclair.
"Specified Person" means any Institutional Holder and any Affiliate thereof (other than the Company and its Subsidiaries) and each of their respective managers, directors, officers, stockholders, partners, members, employees, representatives, and agents (including any of their representatives serving on the Board or on the board of directors or board of managers of the

Company's Subsidiaries or as an officer of the Company or any of its Subsidiaries). Unless otherwise determined by the holders of the Required Interest, no current or former employee of the Company or its Subsidiaries (other than an Institutional Holder) may be a Specified Person.
"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.
"Substituted Unitholder" means a Person that is admitted as a Unitholder to the Company pursuant to Section 9.1.
"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.
"Taxable Year" means the taxable period required by Section 706 of the Code and the Treasury Regulations promulgated thereunder.
“Termination Date” means the effective date of the Employee Unitholder’s separation from service with the Company and its Subsidiaries.
"Transaction Documents" means this Agreement and any side agreements related to this Agreement and all other agreements, instruments, certificates and other documents entered into or delivered by any Unitholder in connection with the transactions contemplated hereby or by the Securities Purchase Agreement.
"Transfer" means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including by operation of law) or the acts thereof, but explicitly excluding conversions or exchanges of one class of Unit to or for another class of Unit. The terms "Transferee," "Transferred," and other forms of the word "Transfer" shall have correlative meanings. For the avoidance of doubt, no sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including by operation of law) in Thunder Investor T-II, LLC or any of its Affiliates (other than the Company and its Subsidiaries) shall constitute a Transfer for purposes of this Agreement.
"Transfer Actions" means, with respect to each Unitholder that participates in a Transfer of Units pursuant to Section 8.3 (each, a "Tag-Along Transfer") or a Transfer of Units pursuant to an Approved Sale, all such actions as may be necessary, reasonably desirable or otherwise requested by the Investors in order to expeditiously consummate each Tag-Along Transfer or Approved Sale pursuant to Section 8.3 or Section 8.4 and any related transactions (including any auction or competitive bid process in connection with or preceding such Transfer), including (a) executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents, assignments, releases, waivers, and any other documents or instruments which in each case are no more burdensome than those executed by the Investors or any of their Affiliates (provided that Management Unitholders and Sinclair Stockholders may be required to execute customary non-competition and non-solicitation agreements and confidentiality agreements that are not executed by the Investors or any of their Affiliates, in each case, with terms that will expire no later than the second anniversary of such Transfer and containing provisions no more onerous to such Management Unitholder or Sinclair Stockholder than those in existence as of the date hereof or immediately prior to the time of such Tag-Along Transfer or Approved Sale); (b) furnishing information and copies of documents; (c) filing applications, reports, returns, filings and other documents or instruments with governmental authorities; (d) otherwise cooperating with the Investors, the prospective transferee(s) and their respective representatives and counsel; and (e) being liable for such Unitholder's pro rata share (based on the sale proceeds of Units sold) of any purchase price adjustments, indemnification or other obligations that the sellers of Units, other equity interests or assets are required to provide in connection with the Approved Sale, such that proceeds will be distributed as if they had been distributed after giving effect to such adjustments, indemnification and other obligations (other than any such obligations that relate solely to a particular Unitholder, such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder's title to and ownership of securities, in respect of which only such Unitholder will be liable). Notwithstanding the foregoing, each Unitholder that participates in a Transfer of Units pursuant to an Approved Sale shall not be obligated to make any representations and warranties with respect to any other Unitholder's title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, or enforceability of such documents against such other Unitholder. In addition, the liability for indemnification, if any, of each Unitholder and for the inaccuracy of any representations and warranties made by the Company in connection with an Approved Sale will be several and not joint with any other Person, and will be pro rata based on the consideration received by all Unitholders.
"Treasury Regulations" means the income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall, at the Board's discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term "Treasury Regulations" shall not include them if including them would have a material adverse effect on any Unitholder).
"Unit" means a Company Interest of a Unitholder representing a fractional part of the Company Interests of all Unitholders and shall include "Class B Units" and "Capital Incentive Units"; provided that (i) any class or group of Units (including the Class B Units and Capital Incentive Units) issued shall have the relative rights, powers and obligations set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and obligations set forth in this Agreement, and (ii) "Unit" shall also include any equity securities issued or issuable directly or indirectly with respect to Units by way of unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization.
"Unitholder" means any owner of one or more Units as reflected on the Company's books and records, and any person admitted to the Company as an Additional Unitholder or Substituted Unitholder, but in each case only for so long as such person is shown on the Company's books and records as the owner of one or more Units. For purposes of the Delaware Act, the Unitholders shall constitute the "members" (as defined in the Delaware Act) of the Company.

Section 1.2    Index of Defined Terms.

Additional Securities	17	Distribution	4
Additional Unitholder	1	EBITDA	4
Adjusted Capital Account Deficit	1	Employee Unitholder	5
Affiliate	2	Equity Plan	5
Affiliated Institution	2	Equity Securities	5
Agreement	2	Estimated Tax Liability	29
Approved Sale	50	Event of Withdrawal	5
Board	2	Excess Operating Cash	27
Book Value	2	Executive Manager	32
Business	2	Fair Market Value	5, 59
Call Price	2	Family Group	5
Capital Account	2	Fiscal Quarter	5
Capital Contributions	2	Fiscal Year	6, 15
Capital Incentive Units	11	GAAP	62
Certificate	3	Governmental Entity	6
Class B Units	11	Grossed-Up Amount	28
Closing	3	Indemnified Person	38
Code	3	Initial Units	6
Company	1	Institutional Holder	6
Company Equity Value	3	Investor	6
Company Interest	3	Investor Manager	32
Delaware Act	3	Investor Manager Minimum Percentage	32
Designated Put Schedule	3	Investor Managers	32

Investor Votes	35	Residual Unitholder	8
IPO	19	Residual Units	8
Issuance Closing	18	Sale of the Company	8
Issuance Notice	18	Securities Act	8
Liens	6	Seller Representative	51
Losses	6	Senior Management Agreement	4
Management Unitholder	6	Sinclair	8
Manager	6	Sinclair Manager Minimum Percentage	32
Minimum Gain	6	Sinclair Managers	32
Net Loss	7	Sinclair Stockholder	8
Net Profit	7	Specified Person	8
New Securities	7	Subject Unitholders	65
Non-Indemnifiable Matters	39	Subsidiary	9
Notice	46	Substituted Unitholder	9
NSAM Stock	53	Tag-Along Notice	49
Officers	7	Tag-Along Transfer	10
Other Business	24	Tag-Along Unitholders	49
Participating Capital Incentive Unit	28	Tax	9
Participating Residual Unit	28	Tax Distribution	29
Participation Threshold	20	Tax Distribution Conditions	29
Permitted Sinclair Transfer	7	Tax Matters Partner	46
Permitted Sinclair Transfer 1% Cap	7	Taxable Year	9
Permitted Sinclair Transferee	7	Taxes	9
Permitted Sinclair Transferor	7	Termination Date	9
Permitted Transferee	48	Transaction Documents	9
Person	7	Transfer	9
Pro Rata Allotment	18	Transfer Actions	10
Proceeding	39	Transferee	10
Profits	8	Transferred	10
Put Price	8	Transferring Investor	49
Qualified Holder	18	Treasury Regulations	10
Redemption Date	8	Unit	11
Regulatory Allocations	44	Unit Ledger	16
Required Interest	8	Unitholder	11

ARTICLE II
ORGANIZATIONAL MATTERS
Section 2.1    Formation. The Company has been organized as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware under and pursuant to the Delaware Act and shall be continued in accordance with this Agreement. The rights and liabilities of the Unitholders shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights or obligations of any Unitholders are different by reason of any provision of this Agreement than they would be in the absence of such provision, this

Agreement, to the extent not prohibited by the Delaware Act, shall control over the Delaware Act. This Agreement shall constitute the "limited liability company agreement" for purposes of the Delaware Act.
Section 2.2    The Certificate, Etc. The Certificate was filed with the Secretary of State of the State of Delaware on August 22, 2011. The Unitholders hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.
Section 2.3    Name. The name of the Company shall be "Townsend Holdings LLC". The Board in its discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all Unitholders. The Company's business may be conducted under its name and/or any other name or names deemed advisable by the Board.
Section 2.4    Purpose. The purpose and business of the Company shall be to engage in any lawful act or activity which may be conducted by a limited liability company formed pursuant to the Delaware Act and to engage in all activities necessary or incidental to the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.
Section 2.5    Powers of the Company. Subject to the provisions of this Agreement and the agreements contemplated hereby, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.4, including the power:
(a)    to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
(b)    to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
(c)    to enter into, perform and carry out contracts of any kind, including contracts with any Unitholder or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;
(d)    to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or holder of units or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;
(e)    to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;
(f)    to sue and be sued, complain and defend, and participate in administrative or other proceedings in its name;
(g)    to appoint employees and agents of the Company and define their duties and fix their compensation;
(h)    to indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;
(i)    to cease its activities and cancel its Certificate;
(j)    to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;
(k)    to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its Subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;
(l)    to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and
(m)    to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
Section 2.6    Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board or any Officer, each Unitholder shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.7    Principal Office; Registered Office. The principal office of the Company shall be located at such place as the Board may from time to time designate, and all business and activities of the Company shall be deemed to have occurred at its principal office. The Company may maintain offices at such other place or places as the Board deems advisable. Notification of a change in the Company's principal office shall be given to all Unitholders. The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law.
Section 2.8    Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article X.
Section 2.9    No State-Law Partnership. The Unitholders intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement (except for tax purposes as set forth in Section 7.1), and neither this Agreement nor any other document entered into by the Company or any Unitholder relating to the subject matter hereof shall be construed to suggest otherwise.
Section 2.10    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company's business, including all books and records necessary to provide any information, lists, and copies of documents required to be provided pursuant to Section 7.10 or pursuant to applicable laws. The Unit Ledger for the Company and any unit certificates held by the Company, and the stock or unit ledgers and equity certificates for each of its Subsidiaries, shall be maintained at the Company’s offices in Cleveland, Ohio or at such other place as directed by the holders of the Required Interest in writing from time to time hereafter; provided that the Investor shall be provided a copy of such documents and materials and shall be provided a copy of any additions or changes to such documents or materials (e.g., a change in the Unit Ledger) within 5 business days of such additions or changes. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Unitholders pursuant to Article IV and Article VII and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board. Notwithstanding the other provisions of this Agreement, Section 18-305(a) of the Delaware Act shall not apply to the Company and no Unitholder shall have any rights thereunder.
Section 2.11    Fiscal Year. The fiscal year (the "Fiscal Year") of the Company shall constitute the 12-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board.

ARTICLE III
UNITS AND UNITHOLDERS
Section 3.1    Classes of Units.
(a)    Units Generally. Each Unitholder's interest in the Company, including such Unitholder's interest in Profits, Losses and Distributions of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the Units owned by such Unitholder. The ownership of Units shall entitle each Unitholder to allocations of Profits and Losses and other items and distributions of cash and other property as set forth in Article IV and Article VII hereof. A Substituted Unitholder that acquires Units from another Unitholder in a Transfer permitted by this Agreement shall be deemed to have made the Capital Contributions in respect of such Units that the predecessor Unitholder made or was deemed to have made. Any reference in this Agreement to a Capital Contribution of, or Distribution to, a Substituted Unitholder shall include any Capital Contributions or Distributions previously made by or to the former Unitholder on account of the interest of such former Unitholder transferred to such Substituted Unitholder. The Board may in its discretion issue certificates to the Unitholders representing the Units held by each Unitholder.
(b)    Authorized Units. Subject to Section 3.4, the total Units which the Company has authority to issue shall be determined by the Board from time to time (which determination the Board shall cause to be reflected as an amendment or supplement to the Unit Ledger) and shall consist of 2,000,000 Class B Units and 150,000 Capital Incentive Units. The Company may issue fractional Units.
(c)    Rights of Unvested Units. A Unitholder holding a Capital Incentive Unit shall not have any rights hereunder (including the right to receive Distributions (other than Tax Distributions)) in respect of such Unit until such time as such Unit is vested in accordance with the terms and conditions set forth in the Employee Equity Agreement or other agreement pursuant to which such Unit was issued (to the extent the applicable agreement provides for vesting), but all such unvested Units shall be deemed to be outstanding for all other purposes hereunder and such Unitholder shall be subject to the obligations and restrictions applicable to the holders of such Units hereunder. For the avoidance of doubt, subject to Section 8.1(d), any Class B Units that are issued or Transferred to any Management Unitholder pursuant to the terms of the Equity Plan that are subject to vesting shall be entitled to receive all Distributions in respect of such Units pursuant to the terms of this Agreement.
Section 3.2    Unit Ledger. The Company shall create and maintain a ledger (the "Unit Ledger") setting forth at least: (i) the name of each Unitholder, (ii) the number of Units of each class of Units held by each such Unitholder, (iii) if any Units of a class held by a Unitholder have a Participation Threshold applicable to such Units, such Participation Threshold, (iv) if any Units of a class held by a Unitholder have been designated as Special Capital Incentive Units, such designation and the Special Capital Incentive Unit Base Amount, and (v) the amount of the Capital Contribution made for each class of Units held by such Unitholder. Upon any change in the number or ownership of outstanding Units (whether upon an issuance of Units, a transfer of Units, a cancellation of Units or otherwise), the Company shall amend and update the Unit Ledger. Absent manifest error, the ownership interests recorded on the Unit Ledger shall be conclusive record of the Units that have been issued and are outstanding. A true and correct copy of the Unit Ledger, as of the date hereof, shall be attached as Annex A upon the Closing, which shall reflect the conversion contemplated by Section 3.17.
Section 3.3    Initial Units. Each Person acquiring Units on or prior to the date hereof pursuant to a written agreement between the Company and such Person is hereby or has previously been admitted to the Company as a Unitholder and the Capital Contribution made in respect of the Units acquired on or prior to the date hereof by such Unitholder shall be recorded in the Unit Ledger and such Unitholder's initial Capital Account balance shall be equal to the aggregate amount of such Unitholders Capital Contributions on the date on which such Unitholder acquired his or its applicable Units. The Company and each Unitholder shall file all tax returns, including any schedules thereto, in a manner consistent with such initial Capital Accounts.
Section 3.4    Issuance of Additional Units and Interests.
(a)    Issuance of Additional Securities. Subject to compliance with the provisions of this Section 3.4, the Board shall have the right to cause the Company to issue or sell to any Person (including Unitholders and Affiliates) any of the following (which for purposes of this Agreement shall be "Additional Securities"): (i) additional Units or other interests in the Company (including other classes or series thereof having different rights and/or preferences), (ii) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into Units or other interests in the Company, and (iii) warrants, options, or other rights to purchase or otherwise acquire Units or other interests in the Company. Subject to the provisions of this Agreement, the Board shall determine the terms and conditions governing the issuance of such Additional Securities, including the number and designation of such Additional Securities, the preference (with respect to distributions, liquidations, or otherwise) over any other Units and any required or deemed contributions in connection therewith and shall have the power to amend this Agreement to reflect such additional issuances and to make any such other amendments as it deems necessary or desirable (in its discretion) to reflect such additional issuances (including amending this Agreement to increase the authorized number of Units or other Equity Securities of any class or series, to create and authorize a new class or series of Units or other Equity Securities and to add the terms of such new class or series of Units or other Equity Securities including economic and governance rights which may be different from, senior to or more favorable than the other existing Units or other Equity Securities), in each case without the approval or consent of any other Person. The issuance of Additional Securities may, among other things, dilute the interests of existing holders of Units. Subject to Section 3.4(b), with respect to each class of Equity Securities, such dilution shall be borne ratably by the holders of such class of Equity Securities. Any Person who acquires Units that are Additional Securities may be admitted to the Company as a Unitholder pursuant to the terms of Section 9.2 hereof.
(b)    Preemptive Rights.

(i)    If, after the date hereof, the Company authorizes the issuance or sale of any New Securities to any Investor, the Company shall, as provided in this Section 3.4, offer to sell to each holder of the outstanding Residual Units who (x) is an "accredited investor" as defined under Rule 501 of Regulation D of the Securities Act, (y) is not an Investor and (z) has participated in each prior issuance of New Securities pursuant to this Section 3.4(b) (a "Qualified Holder") such Qualified Holder's Pro Rata Allotment of such New Securities. Each Qualified Holder shall be entitled to purchase all or any portion of such Qualified Holder's Pro Rata Allotment of such New Securities on economic terms that are at least as favorable as the economic terms for such New Securities that are to be offered to the Investors; provided that if the Investors acquiring the New Securities are also required to purchase other securities of the Company, the Qualified Holders exercising their rights pursuant to this Section 3.4 shall also be required to purchase the same strip of securities (on at least as favorable economic terms and conditions) that the Investors are required to purchase. For purposes of this Agreement, a Qualified Holder's "Pro Rata Allotment" shall mean the quotient determined by dividing (i) the number of Class B Units and Capital Incentive Units held by such Qualified Holder at such time, by (ii) the aggregate number of Class B Units and Capital Incentive Units then issued and outstanding at such time.
(ii)    At least 20 days prior to any issuance by the Company of any New Securities to any Investor, the Company shall give written notice (the "Issuance Notice") to each Qualified Holder specifying in reasonable detail the total amount of New Securities to be issued, the purchase price thereof, the terms of the New Security, the other material terms and conditions of the issuance and such Qualified Holder's Pro Rata Allotment of the New Securities. In order to exercise such holder's purchase rights hereunder, each Qualified Holder must, within 15 days after the Issuance Notice has been given, give written notice to the Company describing such holder's election to purchase all or any portion of the amount of New Securities available for purchase by such Qualified Holder. If after sending an Issuance Notice the Company elects not to proceed with the issuance or sale contemplated thereby, any elections made by the Qualified Holders to participate in such offering shall be deemed rescinded.
(iii)    The Company shall sell, and each Qualified Holder electing to participate in such issuance shall purchase, the amount of New Securities determined pursuant to this Section 3.4 elected to be purchased by him or it at the Company headquarters' office either, at the option of the Company, on the later of (i) the 20th day after the Issuance Notice (or if such 20th day is not a business day, then on the next succeeding business day) or (ii) simultaneously with (and, if specified by the Company, as a part of) the closing of, the issuance of New Securities to the participating Investors (the "Issuance Closing"). At the Issuance Closing, each participating Qualified Holder will pay the purchase price payable for the New Securities purchased by him or it hereunder in cash by wire transfer of immediately available funds to an account designated by the Company and will make customary investment representations to the Company to the extent such investment representations are made by the Investors.
(iv)    Notwithstanding anything to the contrary herein, in lieu of offering any New Securities to the Qualified Holders at the time such New Securities are offered to the Investors, the Company may comply with the provisions of this Section 3.4 by making an offer to sell to the Qualified Holders such New Securities reasonably promptly after a sale to the Investors is effected. In such event, for all purposes of this Section 3.4, the portion of such New Securities that each Qualified Holder shall be entitled to purchase hereunder shall be determined by taking into consideration the actual amount of New Securities sold to the Investors so as to achieve the same economic effect as if such offer would have been made prior to such sale.
(v)    The provisions of Sections 3.4(b) will terminate upon the earlier of (A) consummation of an Approved Sale and (B) an initial sale of Equity Securities pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission (an "IPO").
Section 3.5    Capital Incentive Units.
(a)    Capital Incentive Units Generally. Without limiting any other rights of the Company, the Company may, subject to the approval of the Board, issue Units to existing or new employees, officers, directors, consultants or other service providers of the Company or any of its Subsidiaries, or a designee of any such employee or service provider approved by the Company, pursuant to an Employee Equity Agreement approved by the Board, which agreement shall contain such provisions as the Board shall determine. In the Board's discretion, the terms of any Capital Incentive Units issued pursuant to this Section 3.5 may include limitations on the Distribution entitlements of such Capital Incentive Units imposed in order to cause such Capital Incentive Units to qualify as "profits interests" within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, Internal Revenue Service Notice 2005-43, or any future Internal Revenue Service guidance, including, as set forth in Section 3.5(c) below, by establishing a threshold amount of cumulative Distributions that must be made with respect to each Unit of one or more specified classes of Units outstanding immediately prior to the issuance of such Capital Incentive Units before such Capital Incentive Units may receive any Distributions.
(b)    Rule 701 Plan. This Section 3.5 together with the Employee Equity Agreements pursuant to which the Residual Units are issued to Management Unitholders are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the Securities Act (and any similarly applicable state "blue-sky" securities laws) and the issuance of Residual Units to Management Unitholders pursuant hereto is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 (and any similarly applicable state "blue-sky" securities laws); provided that the foregoing shall not restrict or limit the Company's ability to issue any Residual Units to Management Unitholders pursuant to any other exemption from registration under the Securities Act available to the Company. The Company may make the Residual Units issued to Management Unitholders and any issuance thereof and any applicable Employee Equity Agreement subject to the terms and conditions of any other equity incentive plan consistent with the terms of this Agreement, as may have been adopted by the Company.
(c)    Participation Thresholds. On the date of each grant of Capital Incentive Units to a Management Unitholder who is, or as a result of such grant becomes, a holder of Capital Incentive Units pursuant to a grant made under an Employee Equity Agreement, the Board shall establish an initial "Participation Threshold" amount with respect to each Capital Incentive Unit granted on such date. The Participation Threshold with respect to a Capital Incentive Unit shall be equal to (or, to the extent provided in such Management Unitholder's Employee Equity Agreement, greater than) the Fair Market Value of a Class B Unit on the date of grant of such Capital Incentive Unit. The Board may designate a series number for each subset of Capital Incentive Units consisting of Capital Incentive Units having the same Participation Threshold, which Participation Threshold differs from the Participation Thresholds of all Capital Incentive Units not included in such subset. If the Board elects to so designate Capital Incentive Units, then the first Capital Incentive Units issued on or after the date hereof shall be designated "Series 1 Capital Incentive Units". Each Capital Incentive Unit's Participation Threshold shall be adjusted after the grant of such Capital Incentive Unit in the following manner:
(i)    in the event of any Distribution made pursuant to Section 4.1(b) or Section 4.2 (but in the latter case, only with respect to the portion of any Tax Distribution made in respect of taxable income allocated to each Class B Unit by virtue of the applicability of Section 4.1(b)), the Participation Threshold of each Capital Incentive Unit outstanding at the time of such Distribution shall be reduced (but not below zero) by the amount that each Class B Unit receives in such Distribution less the amount that such Capital Incentive Unit is entitled to receive in such Distribution, if any (with such reduction occurring immediately after the determination of the portion of such Distribution, if any, that such Capital Incentive Unit receives). For this purpose, Distributions shall include Tax Distributions made pursuant to Section 4.2 only (A) to the extent such Tax Distributions are made as a result of the recognition of the built-in gain in any asset that existed at the time the relevant Capital Incentive Unit was issued or (B) to the extent that the relevant Capital Incentive Unit is not also entitled to a Tax Distribution with respect to the item or tier of taxable income giving rise to the Tax Distribution. For this purpose, the Tax Distribution that arises from the recognition of the built-in gain in an asset may be bifurcated between the Tax Distribution that relates to the built-in gain that existed at the time the relevant Capital Incentive Unit was issued and the Tax Distribution that relates to any additional gain in the asset that accrued since the time the relevant Capital Incentive Unit was issued. In order to preserve the economic results intended by this Agreement, the Board may determine whether any Tax Distribution (or portion of any Tax Distribution) not described in clauses (A) or (B) of this Section 3.5(c)(i) should reduce the Participation Threshold of a Capital Incentive Unit. For purposes of applying the adjustments of this Section 3.5(c)(i), any Distribution made under Section 4.1(b) shall be treated as a separate Distribution occurring prior to any

Distributions under Section 4.2, and the adjustments to a Participation Threshold made pursuant to this Section 3.5(c)(i) relating to the Distribution under Section 4.1(b) shall be made before the allocation of any Distributions under Section 4.2 is determined. The Board may also apply Section 4.2 by breaking a single Distribution into two or more Distributions treated as separate Distributions occurring in order (and if such an approach is taken, the adjustments to Participation Thresholds pursuant to this Section 3.5(c)(i) shall be made after each separate Distribution and before the next Distribution). Notwithstanding the immediately preceding sentences of this Section 3.5(c)(i), to the extent determined by the Board, all Tax Distributions shall be treated as Distributions that reduce the Participation Thresholds of the Capital Incentive Units pursuant to the first sentence of this Section 3.5(c)(i);
(ii)    in the event of any Capital Contribution made with respect to outstanding Class B Units outstanding at the time of the grant of such Capital Incentive Unit, the Participation Threshold of each Capital Incentive Unit outstanding at the time of such Capital Contribution shall be increased by the amount contributed with respect to each Class B Unit;
(iii)    if the Company at any time subdivides (by any Unit split or otherwise) the Residual Units into a greater number of Units, the Participation Threshold of each Capital Incentive Unit outstanding immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse Unit split or otherwise) the Residual Units into a smaller number of Units, the Participation Threshold of each Capital Incentive Unit outstanding immediately prior to such combination shall be proportionately increased; and
(iv)    no adjustment to any Participation Threshold shall be made in connection with (x) any redemption or repurchase by the Company or any Unitholder of any Units or Equity Securities or (y) any Capital Contribution by any Unitholder in exchange for newly issued Units or Equity Securities.
The Participation Thresholds of each Residual Unitholder's Capital Incentive Units shall be set forth in the Unit Ledger, and the Company shall update the Unit Ledger from time to time as necessary to reflect any adjustments to the Participation Thresholds of outstanding Capital Incentive Units required pursuant to this Section 3.5.
(d)    Amendment of this Section. Notwithstanding anything in this Section 3.5 to the contrary, the Board shall have the power to amend the provisions of this Section 3.5 and Section 4.1 to achieve the economic results intended by this Agreement, including that (i) each Class B Unit has identical entitlement to distributions (other than any differences related to vesting) under Section 4.1 as each other Class B Unit (ii) any Capital Incentive Units that are granted to executives of, or other service providers to, the Company, or a designee of any such executive or other service provider approved by the Company, in exchange for services provided or to be provided to the Company or any Subsidiary thereof are intended to be profits interests when issued for United States federal income tax purposes.

Section 3.6    Voting; Unitholder Meetings.
(a)    No Voting Rights. As set forth in Section 5.1 of this Agreement, the Board shall have the sole authority and right to manage the business and affairs of the Company and to make all decisions and take all actions for the Company, except for those matters that by the express terms of this Agreement require the affirmative vote, consent or approval of the Required Interest or as set forth in Section 14.2 (the "Board Governance Exceptions"). In furtherance of the foregoing, and except as set forth in Section 14.2, no Unitholder shall have any voting, consent or approval rights under this Agreement or the Delaware Act, including with respect to any matters to be decided by the Company or any other governance matters, and each Unitholder, by its acceptance thereof, expressly waives any consent, approval or voting rights (except to the extent relating to any Board Governance Exception) or other rights to participate in the governance of the Company, whether such rights may be provided under the Delaware Act (including under §§ 18‑209(b), 18‑213(b), 18‑216(b), 18‑301(b)(1), 18‑302(a), 18‑304, 18‑704(a), 18‑801(a), 18‑803(a) or 18‑806 thereof) or otherwise.
(b)    Action by the Required Interest. The Required Interest may give its approval or consent to any Board Governance Exception by (a) action at a meeting called by the Board or Unitholders holding the Required Interest (so long as (1) the Company and each Unitholder holding Class B Units are given at least 24 hours notice of such a meeting, and (2) Unitholders holding the Required Interest are present at such meeting in person or by proxy) or (b) written consent (so long as such written consent (1) is signed and dated by Unitholders holding the Required Interest, and (2) a copy of such written consent is promptly delivered to the Company and to Unitholders holding Class B Units). Unitholders with the right to approve or consent to any Board Governance Exception described in Section 14.2 of this Agreement may give such approval or consent by (a) action at a meeting called by the Board (so long as (1) the Company and each such Unitholder are given at least 24 hours notice of such meeting, and (2) Unitholders holding a sufficient number of Units to give such approval or consent under Section 14.2 are present at such meeting in person or by proxy) or (b) written consent (so long as such written consent (1) is signed and dated by such Unitholders, and (2) a copy of such written consent is promptly delivered to the Company and to all other Unitholders). At any meeting of Unitholders, Unitholders may participate by telephone or similar communications technology allowing all Persons participating in such meeting to speak and hear one another, and participation in any such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates for the sole and express purpose of objecting to the transaction of any business on the ground that the meeting was not called or convened in accordance with the terms of this Agreement. Any electronic transmission by a Unitholder approving or consenting to a Board Governance Exception shall be deemed to be a signed and dated written consent by such Unitholder for purposes of this Section 3.6(b).

(c)    Filings. If any action by Unitholders is taken by written consent, any certificate or documents filed with the Secretary of State of Delaware as a result of the taking of the action shall state, in lieu of any statement required by the Delaware Act concerning any vote of Unitholders, that written consent has been given in accordance with the provisions of the Delaware Act and that any written notice required by the Delaware Act has been given.
Section 3.7    Representations and Warranties of Unitholders. Each Unitholder hereby represents and warrants to the Company and acknowledges that: (i) such Unitholder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Unitholder has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the Company and has had answered to such Unitholder's satisfaction any and all questions regarding such information; (iii) such Unitholder is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iv) such Unitholder is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (v) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws (or an exemption for registration or qualification is available for such disposition) and the provisions of this Agreement have been complied with; (vi) to the extent applicable, the execution, delivery and performance of this Agreement have been duly authorized by such Unitholder and do not require such Unitholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Unitholder or other governing documents or any agreement or instrument to which such Unitholder is a party or by which such Unitholder is bound; (vii) the determination of such Unitholder to purchase interests in the Company has been made by such Unitholder independent of any other Unitholder and independent of any statements or opinions as to the advisability of such purchase, which may have been made or given by any other Unitholder or by any agent or employee of any other Unitholder; (viii) no other Unitholder has acted as an agent of such Unitholder in connection with making its investment hereunder and that no other Unitholder shall be acting as an agent of such Unitholder in connection with monitoring its investment hereunder; (ix) the interests in the Company were not offered to such Unitholder by means of general solicitation or general advertising; and (x) this Agreement is valid, binding and enforceable against such Unitholder in accordance with its terms.
Section 3.8    Limitation of Liability; Duties. Each Unitholder shall be liable only to make such Unitholder's Capital Contribution to the Company and the other payments expressly provided herein. Except as otherwise provided by applicable law, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Unitholder shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Unitholder of the Company; provided that a Unitholder shall be required to return to the Company any Distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Unitholders have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the

Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Unitholders for liabilities of the Company. Except as set forth in Section 3.12 and Section 7.8, no Unitholder in its capacity as such shall have any duty (including fiduciary duty), or any liability for breach of duty (including fiduciary duty), to the Company, any other Unitholder, or any Manager; provided that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of any applicable implied contractual covenant of good faith and fair dealing.
Section 3.9    Lack of Authority. No Unitholder in his, her, or its capacity as such (other than the members of the Board acting as the Board or an authorized Officer of the Company) has the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditures on behalf of the Company, and the Unitholders hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement. Without limiting the foregoing, neither the lending of money to the Company by a Unitholder or any Affiliate thereof nor the service by a Unitholder or its designee on the Board shall be deemed to constitute participation in control of the Company or affect, impair or eliminate the limitations on the liability of a Unitholder under this Agreement.
Section 3.10    Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.
Section 3.11    No Right of Partition. No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.
Section 3.12    Investment Opportunities and Conflicts of Interest.
(a)    Each Unitholder (other than any Institutional Holder) shall, and shall cause each of such Unitholder's Affiliates to, bring all investment or business opportunities to the Company of which such Unitholder becomes aware and which are, or are reasonably likely to be, (i) within the scope or investment objectives related to the Business or (ii) are otherwise competitive with the Business, and shall not pursue or consummate (directly or indirectly) any such opportunities (all of which shall remain the exclusive property of the Company) other than through the Company.
(b)    The Unitholders at any time and from time to time may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) (an "Other Business") with no obligation (except as provided in Section 3.12(a)) to (i) refrain from pursuing or engaging in such Other Business, (ii) offer to any Person the right to participate in such Other Business or (iii) notify any Person thereof. Except as provided in Section 3.12(a), Specified Persons may direct any investment or business opportunities to any other Person regardless of the capacity (e.g., in the capacity of a Manager) in which such investment or business opportunities are presented to a Specified Person. Except as provided in Section 3.12(a), none of the Company, any of its Subsidiaries or the other Unitholders will have or acquire or be entitled to any interest, expectancy or participation (the foregoing being hereby renounced and waived to the fullest extent permitted from time to time under applicable law) in any investment or business opportunity as a result of the involvement therein of any Unitholders. The involvement of any of the Unitholders in any investment or business opportunity will not constitute a conflict of interest, breach of any duty (including any fiduciary duty), or breach of this Agreement by such Persons with respect to the Company or any of its Subsidiaries or the other Unitholders.
(c)    This Section 3.12 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any Person under any Employee Equity Agreement, employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company or any of its Subsidiaries. No amendment or repeal of this Section 3.12 shall apply to or have any effect on the liability or alleged liability of any Officer, Manager or Unitholder of the Company for or with respect to any opportunities of which such Officer, Manager or Unitholder becomes aware prior to such amendment or repeal.
Section 3.13    Transactions Between the Company and the Unitholders. Notwithstanding that it may constitute a conflict of interest, subject to the Employee Equity Agreements, the Unitholders or their Affiliates may engage in any transaction (including the purchase, sale, lease or exchange of any property or rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is approved by the Board; provided that, without the prior written consent of the Sinclair Manager or the holders of a majority of the Class B Units held by disinterested Unitholders, the Company shall not enter into or amend any agreement, transaction, commitment or arrangement with any of the Investors or any of their respective Affiliates, other than transactions entered into after the date hereof on terms no less favorable to the Company and its Subsidiaries than those that would be obtained on an arm's-length basis and for which there is a reasonable business purpose. Notwithstanding the foregoing, the restrictions set forth in this Section 3.13 shall not apply to (i) the Transaction Documents (which will be subject to the amendment standards set forth therein) and the transactions contemplated therein, (ii) an Approved Sale pursuant to Section 8.4 of this Agreement or (iii) agreements, transactions, commitments and arrangements entered into in connection with the issuance of Additional Securities pursuant to and in accordance with Section 3.4, provided that any agreements, transactions, commitments and arrangements entered into in connection with an issuance in which Sinclair is not entitled to participate as a result of its failure to be a Qualified Holder pursuant to Section 3.4(b)(i)(z) must be on terms no less favorable to the Company and its Subsidiaries than those that would be obtained on an arm's-length basis or on terms and conditions consistent in all material respects with any prior issuance and at a price per Unit equal to Fair Market Value.

Section 3.14    Withdrawal and Resignation of Unitholders. No Person shall be entitled to withdraw any part of such Person's Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein. No Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company pursuant to Article X, except (i) simultaneous with the Transfer of all of a Unitholder's Units in a Transfer permitted by this Agreement and, if such Transfer is to a person or entity that is not a Unitholder, the admission of such person or entity as a Unitholder pursuant to Section 9.1 or (ii) as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Unitholder's Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.
Section 3.15    Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.
Section 3.16    Transmission of Communications. Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice, or other communication received from the Company or the Board to such other Person or Persons.
Section 3.17    Conversion of Capital Incentive Units. Notwithstanding any other provision in this Agreement, subject to and effective as of the Closing and without any other action of any Person, each issued and outstanding Capital Incentive Unit shall be converted into an amount (less than one (1)) of a Class B Unit, in each case, on the basis and using the methodologies set forth in the Allocation Methodology Schedule in the Securities Purchase Agreement.
ARTICLE IV
DISTRIBUTIONS
Section 4.1    Distributions Generally.
(a)    Excess Operating Cash Distributions. Except as otherwise set forth in this Article IV, and subject to the provisions of Section 18-607 of the Delaware Act, at any time or from time to time as determined by the Board and, in any event, within 10 days after the end of each Fiscal Quarter, the Company shall make Distributions of the Company's Excess Operating Cash, in the amount determined by the Board in its sole discretion and to the extent not prohibited under any agreement to which the Company or any Subsidiary is a party. All Distributions of Excess Operating Cash shall be distributed ratably among holders of the Class B Units, based on the number of Class B Units held by each such holder.

In the event that the Company is restricted from making a Distribution of all or any portion of its Excess Operating Cash that would otherwise be Distributed pursuant to this Section 4.1(a) for any reason, the Company shall use its reasonable best efforts to distribute such Excess Operating Cash to the Unitholders pursuant to this Section 4.1(a) as soon as practicable.
(b)    Other Distributions. Except as otherwise set forth in this Article IV, and subject to the provisions of Section 18-607 of the Delaware Act, all Distributions (including any Distribution made pursuant to Section 10.2(a)), other than Tax Distributions (which are addressed separately in Section 4.2) and Distributions of Excess Operating Cash (which are addressed separately in Section 4.1(a)), shall be distributed as follows: with respect to each Class B Unit, an amount equal to the amount determined by dividing the Grossed-Up Amount by the number of Participating Residual Units, and, with respect to each Participating Capital Incentive Unit, an amount equal to the excess, if any, of (i) the amount determined by dividing the Grossed-Up Amount by the number of Participating Residual Units over (ii) the Participation Threshold with respect to such Participating Capital Incentive Unit.
(c)    Special Capital Incentive Unit Special Distribution. Notwithstanding anything to the contrary in Section 4.1(a) or Section 4.1(b), from and after the Special Capital Incentive Unit Distribution Trigger Date, the Company shall distribute to the Special Management Unitholders (ratably among such Special Management Unitholders based upon the number of outstanding Special Capital Incentive Units held by each such Special Management Unitholder immediately prior to such Distribution) an aggregate amount in property and cash equal to the Special Capital Incentive Unit Excess (the "Special Capital Incentive Unit Special Distribution") prior to making any additional Distributions contemplated by Section 4.1(a) or Section 4.1(b). The Special Capital Incentive Unit Special Distribution shall not be treated as an advance of any amounts to which the Special Management Unitholders are otherwise entitled under Section 4.1(a) or Section 4.1(b). For the avoidance of doubt, any amounts remaining to be distributed following the full distribution of the Special Capital Incentive Unit Excess, if any, pursuant to this Section 4.1(c), shall be distributed as set forth in Section 4.1(a) or Section 4.1(b), as applicable.
(d)    Definitions.
(i)    "Excess Operating Cash" means, as of the last day of each Fiscal Quarter, the excess, if any, of (a) the sum of, without duplication, (i) the net taxable income of the Company and its Subsidiaries for such Fiscal Quarter (plus any amounts described in Sections 705(a)(1)(B) (tax-exempt income) and less 705(a)(2)(B) (non-deductible, non-capitalized expenses) of the Code), (ii) the amount of all non-cash deductions included in determining such net taxable income, and (iii) the aggregate amount deducted in any previous Fiscal Quarter from Excess Operating Cash under (i), (ii) and (iii) of clause (b) hereof, to the extent such amount is reversed in the current Fiscal Quarter over (b) the sum, without duplication, of (i) the amount of all non-cash income included in determining such net taxable income, (ii) the aggregate amount paid or reserved by the Company and its Subsidiaries during such

Fiscal Quarter with respect to capital expenditures, debt service and other legal or contractual obligations (including any co-investment obligations of the Company or any of its Subsidiaries), to the extent not deducted in calculating net taxable income, (iii) increases in working capital for such Fiscal Quarter, (iv) the aggregate amount paid or reserved by the Company with respect to Tax Distributions, and (v) (without duplication of amounts distributed under Section 4.2) the aggregate amount of any non-cash gains realized in connection with any disposition of property by the Company and its Subsidiaries during such Fiscal Quarter, to the extent included in determining such net taxable income. For the avoidance of doubt, Excess Operating Cash shall not include any proceeds received by the Company with respect to the disposition of any asset to the extent that such asset, as of November 11, 2011, included any unrealized appreciation.
(ii)    "Grossed-Up Amount" means, with respect to any Distribution pursuant to Section 4.1(b), the sum of (a) the aggregate amount being distributed in such Distribution, and (b) the aggregate amount of the Participation Thresholds of all Participating Capital Incentive Units.
(iii)    "Participating Capital Incentive Unit" means, with respect to any Distribution pursuant to Section 4.1(b), a Capital Incentive Unit that has a Participation Threshold that is less than the amount determined by dividing (a) the sum of (i) the aggregate amount of such Distribution and (ii) the aggregate amount of the Participation Thresholds of all outstanding Capital Incentive Units that have a Participation Threshold that is less than or equal to that of the Capital Incentive Unit for which such determination is being made, by (b) the sum of (i) the number of outstanding Class B Units and (ii) the number of outstanding Capital Incentive Units that have a Participation Threshold that is less than or equal to that of the Capital Incentive Unit for which such determination is being made.
(iv)    "Participating Residual Unit" means, with respect to any Distribution pursuant to Section 4.1(b), each Class B Unit and each Participating Capital Incentive Unit.
(v)    "Special Capital Incentive Unit" means any Capital Incentive Unit held by a Management Unitholder which is designated as such in an Employee Equity Agreement and as set forth on the Unit Ledger.
(vi)    "Special Capital Incentive Unit Base Amount" means, with respect to any Special Capital Incentive Unit, the amount designated as such in the applicable Employee Equity Agreement and as set forth on the Unit Ledger.

(vii)    "Special Capital Incentive Unit Distribution Trigger Date" means the first date on which Distributions are made to the Special Management Unitholders pursuant to Section 4.1(b)(iii), with respect to any Special Capital Incentive Units that are Participating Capital Incentive Units.
(viii)    "Special Capital Incentive Unit Excess" means an amount equal to (x) the initial Participation Threshold for a Special Capital Incentive Unit, minus the Special Capital Incentive Unit Base Amount for such Special Capital Incentive Unit (if such difference is positive), multiplied by (y) the number of Special Capital Incentive Units held by Special Management Unitholders.
(ix)    "Special Management Unitholder" means any Management Unitholder holding Special Capital Incentive Units.
(e)    Distributions with respect to Certain Units. For the avoidance of doubt, (i) no portion of any Distribution shall be made with respect to any Unit that has not been issued and (ii) the right of each Unitholder to receive Distributions with respect to any Capital Incentive Units held by such Unitholder shall be subject to Section 3.1(c).
Section 4.2    Tax Distributions. Notwithstanding any other provision herein to the contrary, so long as the Company is treated as a partnership for federal income tax purposes, the Company shall use its reasonable best efforts to distribute to the Unitholders within 15 days after the end of each Fiscal Quarter of the Company, subject to the provisions of Section 18-607 of the Delaware Act and the Tax Distribution Conditions, all as determined by the Board, an aggregate amount of cash (a "Tax Distribution") in respect of such Fiscal Quarter which in the good faith estimation of the Board equals the Estimated Tax Liability. For purposes of this Agreement, "Tax Distribution Conditions" means, with respect to each Tax Distribution, that such Tax Distribution would not impair the liquidity of the Company with respect to working capital, capital expenditures, debt service, reserves or otherwise and would not be prohibited under any credit facility to which the Company or any Subsidiary is a party. For purposes of this Agreement, "Estimated Tax Liability" means the product of (a) the aggregate amount of all taxable income allocable to the Unitholders in respect of such Fiscal Quarter determined without regard to adjustments under Section 743(b) of the Code (provided that in no event shall such calculation include any taxable income for any period prior to the effective date of Prior LLC Agreement or any tax liability relating thereto), multiplied by (b) the combined maximum U.S. federal, state, and local income tax rate to be applied with respect to such taxable income (calculated by using the highest maximum combined marginal U.S. federal, state and local income tax rates in any jurisdiction in the United States) for such Fiscal Quarter (making an appropriate adjustment for any rate changes that take place during such period). Each Tax Distribution shall be distributed on a pro rata basis among the Unitholders according to the amounts allocated to, or otherwise included in taxable income by, each class of Units pursuant to the preceding sentence without regard to adjustments under section 743(b) of the Code. The Board shall be entitled to adjust subsequent Tax Distributions up or down to reflect any variation between its prior estimation of quarterly Tax Distributions and the Tax Distributions that would have been computed under this Section 4.2 based on subsequent information. In the event that due to the Tax Distribution Conditions the funds available for any Tax Distribution to be made hereunder are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under this Section 4.2, the Company shall use its reasonable best efforts to distribute to the Unitholders the amount of funds that are available after application of the Tax Distribution Conditions on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to this Section 4.2 if available funds (after application of the Tax Distribution Conditions) existed in a sufficient amount to make such Distribution in full). At any time thereafter when additional funds of the Company are available for Distribution after application of the Tax Distribution Conditions, the Company shall use its reasonable best efforts to immediately distribute such funds to the Unitholders on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to this Section 4.2 if available funds (after application of the Tax Distribution Conditions) would have existed in a sufficient amount to make such Tax Distribution in full). Each Tax Distribution pursuant to this Section 4.2 shall be treated as an advance to such Unitholder of amounts to which they are otherwise entitled under, and shall reduce the amount of any other Distributions to such Unitholder pursuant to, Section 4.1. For the avoidance of doubt, a Distribution shall only be deemed to be a Tax Distribution if and to the extent the amount of such Distribution is less than or equal to the Estimated Tax Liability for the applicable Fiscal Quarter, after giving effect to all prior Tax Distributions made during the applicable Fiscal Quarter.
Section 4.3    Intentionally Omitted.
Section 4.4    Persons Receiving Distributions. Each Distribution shall be made to the Persons shown on the Company's books and records as Unitholders as of the date of such Distribution; provided, however, that any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under this Article IV. In the event that restrictions on transfer or change in beneficial ownership of Units set forth herein or in any applicable Employee Equity Agreement have been breached, the Company may withhold distributions in respect of the affected Units until such breach has been cured. Reserves Against Distributions. The Board shall have the right to withhold from Distributions payable to any Unitholder under this Agreement amounts sufficient to pay and discharge any reasonably anticipated contingent liabilities of the Company. Any amounts remaining after payment and discharge of any such contingent liabilities of the Company will be paid to the Unitholders form whom the Distributions were withheld.
Section 4.5    Certain Repurchases and Redemptions. Notwithstanding anything to the contrary in this Agreement or in any Employee Equity Agreement, the Company may, at its option, exercise its repurchase or redemption rights, if any, and fulfill its repurchase or redemption obligations, if any, to a holder of Units pursuant to this Agreement or any Employee Equity Agreement, in whole or in part, by transferring to such holder securities issued by a Subsidiary of the Company with a value equal to the redemption or repurchase price of the Units of such holder to be redeemed or repurchased; provided that following such transfer the Subsidiary that issued the transferred securities shall promptly redeem or repurchase such securities from such holder for an amount of cash equal to the aggregate redemption or repurchase price of the Units of such holder to be redeemed or repurchased. The Company and the holder agree to treat any such transfer as a distribution of securities of the Subsidiary under Code Section 732.

ARTICLE V
BOARD OF MANAGERS; OFFICERS
Section 5.1    Management by the Board of Managers.
(a)    Authority of Board of Managers.
(i)    Except with respect to the Board Governance Exceptions, and subject to the provisions of Section 5.1(a)(ii), (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board (including with respect to the matters contemplated by §§ 18‑209, 18‑213, 18‑216, 18‑301, 18‑302, 18‑304, 18‑704, 18‑801, 18‑803 and 18‑806 of the Delaware Act) and (B) the Board shall make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including the following:
(A)    entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;
(B)    maintaining the assets of the Company in good order;
(C)    collecting sums due the Company;
(D)    opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;
(E)    to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;
(F)    acquiring or disposing of assets and the timing thereof, capital expenditures and the timing thereof, opening new or closing existing offices, developing new businesses or divisions, service offerings and pricing, subcontracting authority and facilities management;
(G)    hiring and employing executives, Officers, supervisors and other personnel;
(H)    selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;
(I)    entering into guaranties on behalf of the Company's Subsidiaries;
(J)    obtaining insurance for the Company;

(K)    determining distributions of cash and other property of the Company as provided in Article IV; and
(L)    establishing reserves for commitments and obligations (contingent or otherwise) of the Company.
(ii)    The Board may act (A) by resolutions adopted at a meeting and by written consents pursuant to Section 5.3, (B) by delegating power and authority to committees pursuant to Section 5.4, and (C) by delegating power and authority to any Officer pursuant to Section 5.5(a).
(iii)    Each Unitholder acknowledges and agrees that no Manager shall, solely as a result of being a Manager but subject to any Employee Equity Agreement to which such Manager is a party, be bound to devote all of his business time to the affairs of the Company, and that he and his Affiliates do and will continue to engage for their own account and for the accounts of others in other business ventures.
(b)    No Management by Unitholders. The Unitholders shall not manage or control the business and affairs of the Company, except with respect to the Board Governance Exceptions.
Section 5.2    Composition and Election of the Board of Managers.
(a)    Number and Designation. The number of Managers on the Board shall be the number serving pursuant to clauses (i) through (iv) below. The Board shall at all times be comprised of the following persons:
(i)    for so long as the Investors and their Affiliates hold, directly or indirectly, a number of Class B Units equal to 50% or more of the Class B Units owned by the Investors as of the date hereof (the "Investor Manager Minimum Percentage"), up to three (3) representatives designated by the Investors (each, an "Investor Manager" and, collectively, the "Investor Managers"); provided that, for the avoidance of doubt, the Investors shall be permitted to collectively designate the Investor Managers or to determine that one or more of the Investor Managers will be designated by any specific Investor (by providing written notice of such determination to the Company);
(ii)    the Company's chief executive officer (the "Executive Manager"); and
(iii)    for so long as Sinclair and Terrance Ahern and his Family Group, collectively, hold a number of Class B Units equal to 50% or more of the Class B Units owned by Sinclair and Terrance Ahern and his Family Group as of the date hereof (after the consummation of the transactions contemplated by the Securities Purchase Agreement) (the "Sinclair Manager Minimum Percentage"), one representative designated by Terrance Ahern (the "Sinclair Manager"). For the

avoidance of doubt, for purposes of determining the number of Class B Units held by Sinclair and Terrance Ahern and his Family Group as of the date hereof, any Class B Units indirectly owned by shareholders of Sinclair other than Ahern and any Transfer of Units to Management Holders contemplated by the Equity Plan (whether previously made or to be made in the future) shall be excluded.
(b)    Term. Members of the Board shall serve from their designation in accordance with the terms hereof until their resignation, death or removal in accordance with the terms hereof. Members of the Board need not be Unitholders and need not be residents of the State of Delaware. A person shall become a Manager (other than the Executive Manager) and member of the Board effective upon receipt by the Company at its principal place of business of a written notice addressed to the Board (or at such later time or upon the happening of some other event specified in such notice) of such person's designation from the person or persons entitled to designate such manager pursuant to Section 5.2(a) above; provided that the persons specifically named in Section 5.2(a) above shall be members of the Board commencing on the date hereof without further action. The Company's chief executive officer shall become the Executive Manager and a member of the Board on the date of his or her appointment as chief executive officer. A member of the Board may resign as such by delivering his, her or its written resignation to the Company at the Company's principal office addressed to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
(c)    Removal. If the Executive Manager ceases to be the Company's chief executive officer for any reason, such Executive Manager shall, at such time, be automatically removed from the Board and each committee thereof and from the board of directors or board of managers of each of the Company's Subsidiaries and any committees thereof. For so long as the Investors and their Affiliates hold, directly or indirectly, the Investor Manager Minimum Percentage, the removal from the Board or any of its committees (with or without cause) of any Investor Manager shall be upon (and only upon) the written request of the Investor(s) that appointed such Investor Manager. In the event that the Investors and their Affiliates no longer hold, directly or indirectly, the Investor Manager Minimum Percentage, (i) the Investors shall designate one (1) Investor Manager then serving on the Board for removal pursuant to Section 5.2(b) and (ii) thereafter (x) the Investors shall be entitled to designate up to two (2) Investor Managers, and (y) the holders of the Required Interest shall be entitled to designate one (1) Manager. For so long as Sinclair and Terrance Ahern and his Family Group hold, directly or indirectly, the Sinclair Manager Minimum Percentage, removal from the Board or any of its committees (with or without cause) of any Sinclair Manager shall be upon the written request of Sinclair or Terrance Ahern. In the event that Sinclair and Terrance Ahern and his Family Group no longer hold, directly or indirectly, the Sinclair Manager Minimum Percentage, the Sinclair Manager shall be automatically removed from the Board and each committee thereof and from the board of directors or board of managers of each of the Company's Subsidiaries and any committees thereof.
(d)    Vacancies. In the event that any designee under Section 5.2(a) (other than the Executive Manager) for any reason ceases to serve as a member of the Board, (i) the resulting vacancy on the Board shall be filled by a Person that is designated by the person or persons originally entitled to designate such Manager pursuant to Section 5.2(a) above (provided that, if any party fails to designate a person to fill a vacancy on the Board pursuant to the terms of this Section 5.2(d), such vacant managership shall remain vacant until such managership is filled pursuant to this Section 5.2(d)), and (ii) such designee shall be removed promptly after such time from each committee of the Board. In the event that the Executive Manager for any reason ceases to serve as a member of the Board (including as a result of ceasing to be the Company's chief executive officer), the Executive Manager managership shall remain vacant until the Company's chief executive officer is next appointed by the Board. In the event that any Sinclair Manager for any reason ceases to serve as a member of the Board (other than as a result the termination of the right to appoint a Sinclair Manager), such Sinclair Manager managership shall remain vacant until a replacement is designated by Sinclair or Terrance Ahern.
(e)    Reimbursement. The Company shall pay all reimbursable out-of-pocket costs and expenses incurred by each member of the Board incurred in the course of their service hereunder, including in connection with attending regular and special meetings of the Board, any board of managers or board of directors of each of the Company's Subsidiaries and/or any of their respective committees.
(f)    Compensation of Managers. Except as approved by the holders of the Required Interest, Managers shall receive no compensation for serving in such capacity.
(g)    Reliance by Third Parties. Any Person dealing with the Company, other than a Unitholder, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.
(h)    Subsidiary Board of Managers or Board of Directors. The Company shall at all times, unless otherwise determined by the Board in its discretion, cause the board of managers or board of directors of each of the Company's Subsidiaries to be comprised of the same persons who are then Managers of the Board pursuant to Section 5.2(a) above. The voting rights on the board of managers or board of directors of each of the Company's Subsidiaries of the Investor Managers serving on any such boards shall be commensurate with the voting rights of the Investor Managers with respect to the Board.
(i)    Certain Duties. Notwithstanding anything in this Agreement to the contrary, no Manager, in his capacity as such, shall have any duty (including fiduciary duty), or any liability for a breach of duty (including fiduciary duty), to the Company, any Unitholder, or any other Manager; provided that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of any applicable implied contractual covenant of good faith and fair dealing.
Section 5.3    Board Meetings and Actions by Written Consent.
(a)    Quorum; Voting. At least one Investor Manager and one Sinclair Manager must be present (including for purposes of actions taken pursuant to Section 5.3(g)) in order to constitute a quorum for the transaction of business of the Board, and except as otherwise provided in this Agreement, the act of the Managers that have a majority of the total votes present at a meeting of the Board at which a quorum is present shall be the act of the Board; provided that in the event a quorum does not exist for any two duly called consecutive meetings because of the absence of all of the Sinclair Managers who are then serving as Managers, a quorum shall exist for the immediately succeeding duly called meeting if at least one Investor Manager is present thereat, notwithstanding the absence of the Sinclair Manager(s). Once a quorum is present to commence a meeting of the Board, such quorum shall be broken as soon as the Managers required by the previous sentence (including the proviso thereto) no longer remain present at such meeting and no further business may be transacted at such meeting until such time as a quorum shall again be present. If a quorum shall not be present during a meeting of the Board, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action. At each meeting of the Board, the Investor Managers present at such meeting shall collectively have a number of votes (the "Investor Votes") on all matters to be voted on by the Board equal to the greater of (i) the number of Investor Managers present at such meeting and (ii) the sum of one plus the number of Managers present at such meeting that are not Investor Managers (with each such Investor Manager entitled to cast his proportionate share of the total Investor Votes). The Executive Manager and each Sinclair Manager shall have one vote on all matters voted on by the Board.
(b)    Place; Attendance. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(c)    Meeting In Connection With Unitholder Meeting. In connection with any meeting of Unitholders, the Managers may, if a quorum is present, hold a meeting for the transaction of business immediately after and at the same place as such meeting of the Unitholders. Notice of such meeting at such time and place shall not be required.
(d)    Time, Place and Notice. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such meetings shall not be required.
(e)    Special Meetings. Special meetings of the Board may be called by any Investor Manager or the Executive Manager on at least 48 hours' notice to each other Manager; provided that in urgent and/or emergency circumstances (as reasonably determined by any Investor Manager), a special meeting of the Board may be called by any Investor Manager on any amount of prior notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.
(f)    Other Board Meetings. Without limiting the foregoing, there shall be meetings of the Board from time to time as requested by the holders of the Required Interest on at least 48 hours' notice to each Manager; provided that in urgent and/or emergency circumstances (as reasonably determined by the holders of the Required Interest), a meeting of the Board may be called by the holders of the Required Interest on any amount of prior notice to each Manager.
(g)    Action by Written Consent or Telephone Conference. Any action permitted or required by the Delaware Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting, without notice and without a vote if a consent in writing, setting forth the action to be taken, is signed by the Managers or members of such committee, as the case may be, that have at least the number of votes required to take such action at a meeting of the Board if all Managers were present at such Meeting; provided that, unless such action is being taken in urgent and/or emergency circumstances (as reasonably determined by any Investor Manager), at least 24 hours' prior notice of such action shall be provided to each Manager. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be. Subject to the requirements of the Delaware Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Managers or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 5.4    Committees; Delegation of Authority and Duties.
(a)    Committees; Generally. The Board may, from time to time, designate one or more committees, each of which shall include at least two (2) Investor Managers and one (1) Sinclair Manager. Any such committee, to the extent provided in the enabling resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof, at least one Investor Manager and the Sinclair Manager shall constitute a quorum, and except as otherwise provided in this Agreement, the act of the Managers holding a majority of the total votes present at a meeting of such committee at which a quorum is present shall be the act of such committee; provided that in the event a quorum does not exist for any two duly called consecutive meetings because of the absence of the Sinclair Manager, a quorum shall exist for the immediately succeeding duly called meeting if at least one Investor Manager is present thereat, notwithstanding the absence of the Sinclair Manager. Once a quorum is present to commence a meeting of such committee, such quorum shall be broken as soon as the Persons required by the previous sentence (including the proviso thereto) no longer remain present at such meeting and no further business may be transacted at such meeting until such time as a quorum shall again be present. The voting rights of the Investor Managers with respect to any such committee shall be commensurate with the voting rights of the Investor Managers with respect to the Board, and the procedures for calling a meeting of a committee will be the same as the procedures for calling a meeting of the Board. The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.
(b)    Delegation; Generally. The Board may, from time to time, delegate to one or more Persons (including any Manager or Officer) such authority and duties as the Board may deem advisable in addition to those powers and duties set forth in Section 5.1(a) hereof. The Board also may assign titles (including chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any Manager, Unitholder or other individual and may delegate to such Manager, Unitholder or other individual certain authority and duties. Any number of titles may be held by the same Manager, Unitholder or other individual. Any delegation pursuant to this Section 5.4(b) may be revoked at any time by the Board.
Section 5.5    Officers.
(a)    Officers. The management of the business and affairs of the Company by the Officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board.
(b)    Designation and Appointment. The Board may (but need not), from time to time, designate and appoint one or more persons as an Officer of the Company. No Officer need be a resident of the State of Delaware, a Unitholder or a Manager. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board pursuant to the third sentence of this Section 5.5(b) or (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.4(b). Each Officer shall hold office until such Officer's successor shall be duly designated and qualified or until such Officer's death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board.
(c)    Resignation; Removal; Vacancies. Any Officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Board in its discretion at any time or by the holders of the Required Interest in their discretion at any time; provided, however, that any such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board and shall remain vacant until filled by the Board.
(d)    Duties of Officers. The Officers, in the performance of their duties as such, shall owe to the Company and the Unitholders duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.
Section 5.6    Company Funds. No Manager or Officer may commingle the Company's funds with the funds of any Unitholder, Manager or Officer.
ARTICLE VI
EXCULPATION AND INDEMNIFICATION
Section 6.1    Exculpation. No Officer or Manager shall be liable to any other Officer, Manager, the Company or to any Unitholder for any loss suffered by the Company or any Unitholder unless such loss is caused by such Person's willful misconduct or intentional and material breach of this Agreement. The Officers and Managers shall not be liable for any errors in judgment or for any acts or omissions that do not constitute willful misconduct or intentional and material breach of this Agreement. Any Officer or Manager may consult with counsel and accountants in respect of Company affairs, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any loss suffered by the Company or any Unitholder in reliance thereon.
Section 6.2    Right to Indemnification. Subject to the limitations and conditions as provided in this Article VI, each Person (an "Indemnified Person") who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Unitholder, Manager or Officer, or while a Unitholder, Manager or Officer is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by such Indemnified Person in connection with such Proceeding, and indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Indemnified Person to indemnity hereunder; provided that no Indemnified Person shall be indemnified for any judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements or reasonable expenses (including attorneys' fees) actually incurred by such Indemnified Person that are attributable to (i) such Indemnified Person's or its Affiliates' (the term "Affiliates" excluding, for purposes hereof, the Company's and its Subsidiaries') willful misconduct or intentional breach of this Agreement as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected), or (ii) economic losses or tax obligations incurred by an Indemnified Person as a result of owning Units (the matters described in clauses (i) and (ii), collectively, the "Non-Indemnifiable Matters"). For purposes of this Section 6.2, "intentional breach" shall mean a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence or under theories of strict liability.
Section 6.3    Advance Payment. Unless otherwise determined by the Board in cases involving matters or allegations that if confirmed by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction would constitute Non-Indemnifiable Matters, the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 6.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.
Section 6.4    Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the

Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not Managers or Officers but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Managers and Officers under this Article VI.
Section 6.5    Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager or Officer in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
Section 6.6    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which an Indemnified Person may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, agreement, vote of Unitholders or disinterested Managers or otherwise. Without limiting the foregoing, the Company and each Unitholder hereby acknowledges that one or more of the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by an Affiliated Institution. The Company and each Unitholder hereby agrees that, with respect to any such Indemnified Person, the Company (i) is, relative to each Affiliated Institution, the indemnitor of first resort (i.e., its obligations to the applicable Indemnified Person under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Institution are secondary), (ii) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights any such Indemnified Person may have against his or her Affiliated Institution, and (iii) irrevocably waives, relinquishes and releases any such Affiliated Institution from any and all claims against such Affiliated Institution for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by an Affiliated Institution on behalf of any Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing and any such Affiliated Institution shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such applicable Indemnified Person against the Company. The Company and each Unitholder agrees that each Affiliated Institution is an express third party beneficiary of the terms of this Section 6.6.
Section 6.7    Insurance. The Company may purchase and maintain insurance, or cause its Subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any Person who is or was serving as a Manager, Officer or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.

Section 6.8    Limitation. Notwithstanding anything contained herein to the contrary (including in this Article VI), any indemnity by the Company relating to the matters covered in this Article VI shall be provided out of and to the extent of the Company's assets only, and no Unitholder shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.
Section 6.9    Third Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, each of the Managers, Officers or other Persons indemnified pursuant to this Article VI are intended third party beneficiaries of this Article VI and shall be entitled to enforce such provision (as it may be in effect from time to time).
Section 6.10    Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, Officer or any other Person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE VII
CERTAIN TAX AND ACCOUNTING MATTERS
Section 7.1    Partnership for Tax Purposes. Subject to Article XII, the Unitholders intend that the Company shall be treated as a partnership for federal and, to the extent applicable, state and local income tax purposes, and that each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Without the consent of the holders of the Required Interest, the Company shall not make an election to be treated as a corporation for federal income tax purposes pursuant to Treasury Regulation 301.7701-3 (or any successor regulation or provision) or, to the extent applicable, state or local income tax purposes.
Section 7.2    Capital Accounts.
(a)    The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Board), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. Without limiting the foregoing, each Unitholder's Capital Account shall be adjusted:
(i)    by adding any additional Capital Contributions made by such Unitholder in consideration for the issuance of Units;
(ii)    by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the Company of Units;

(iii)    by adding any Profits allocated to such Unitholder and subtracting any Losses allocated to such Unitholder; and
(iv)    by deducting any distributions paid in cash or other assets to such Unitholder by the Company.
(b)    For purposes of computing the amount of any item of Company income, gain, loss, or deduction to be allocated pursuant to this Article VII and to be reflected in the Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose); provided that:
(i)    The computation of all items of income, gain, loss, and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.
(ii)    If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.
(iii)    Items of income, gain, loss, or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.
(iv)    Items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property's Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
(v)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section  1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
Section 7.3    Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder's Capital Account (including upon and after dissolution of the Company).

Section 7.4    Transfer of Capital Accounts. If a Unitholder transfers an interest in the Company to a new or existing Unitholder, the transferee Unitholder shall succeed to that portion of the transferor's Capital Account that is attributable to the transferred interest. Any reference in this Agreement to a Capital Contribution of, or Distribution to, a Unitholder that has succeeded any other Unitholder shall include any Capital Contributions or Distributions previously made by or to the former Unitholder on account of the interest of such former Unitholder transferred to such successor Unitholder.
Section 7.5    Allocations. Except as otherwise provided in Section 7.6, Net Profit or Net Loss for any Taxable Year shall be allocated among the Unitholders in such a manner that, as of the end of such Taxable Year, the sum of (i) the Capital Account of each Unitholder, (ii) such Unitholder's share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)), and (iii) such Unitholder's partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)) shall be equal to the respective net amounts, positive or negative, which would be distributed to them, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value, and (ii) distribute the proceeds of liquidation pursuant to Section 10.2 (provided that, for purposes of such determination only, all outstanding Residual Units shall be deemed to be fully vested for purposes of calculating the amount of such proceeds distributed to each Unitholder pursuant to Section 4.1).
Section 7.6    Special Allocations.
(a)    Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(i)(4). This Section 7.6(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.
(b)    Nonrecourse deductions shall be allocated to the holders of Residual Units (ratably among such Unitholders based upon the number of Residual Units held by each such Unitholder). If there is a net decrease in Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(f). This Section 7.6(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.
(c)    If any Unitholder that unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 7.6(a) and Section 7.6(b) but before the application of any other provision of this Article VII, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 7.6(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(d)    Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k), and (m).
(e)    The allocations set forth in Section 7.6(a)-(d) (the "Regulatory Allocations") are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the Company or make Company distributions. Accordingly, notwithstanding the other provisions of this Article VII, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction, and loss) had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction, and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero. In addition, if in any Taxable Year there is a decrease in partners Minimum Gain, or in partner nonrecourse debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 7.6(a) or Section 7.6(b) would cause a distortion in the economic arrangement among the Unitholders, the Unitholders may, if they do not expect that the Company will have sufficient other income or gain to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.
(f)    The Unitholders acknowledge that allocations analogous to those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) result from the allocations of Profits and Losses provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make such allocations and, once required by applicable final or temporary guidance, allocations of Profits and Losses will be made in accordance with Proposed Treasury Regulation 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.
(g)    With respect to a one-time transfer by either of Terrance Ahern and Kevin Lynch of Class B Units to up to two current employees of the Company (such amount not to exceed in the aggregate 0.5% of the total Class B Units of the Company), deductions recognized by the Company as a direct result of such transfer shall be specially allocated to Terrance Ahern or Kevin Lynch, or their Family Group, as applicable.
Section 7.7    Tax Allocations.
(a)    The income, gains, losses, deductions, and credits of the Company will be allocated, for federal, state, and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions, and credits among the Unitholders for computing their Capital Accounts; except that, if any such allocation is not permitted by the Code or other applicable law, then the Company's subsequent income, gains, losses, deductions, and credits will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)    Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.
(c)    If the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).
(d)    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).
(e)    Allocations pursuant to this Section 7.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder's Capital Account or Unit of Profits, Losses, Distributions, or other Company items pursuant to any provision of this Agreement.
(f)    The Tax Matters Partner may, but shall not be obligated to, elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Code Section 754.
Section 7.8    Payments Attributable to a Unitholder. If the Company is required by law to make any Tax payment that is specifically attributable to a Unitholder or a Unitholder's status as such (including any federal, state, local or foreign withholding, personal property, personal property replacement, unincorporated business or other taxes), then such Unitholder shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 7.8, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to 10% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law) and shall be entitled to deduct and offset any amounts owed to the Company by a Unitholder hereunder from amounts otherwise payable or distributed to such member. The obligations hereunder shall survive the winding up or dissolution of the Company.
Section 7.9    Tax Returns. The Company shall prepare all necessary federal and state income tax returns, including making the elections described in Section 7.11. Such tax returns and elections shall be provided to the Tax Matters Partner in draft form at least fifteen (15) business days prior to the expected filing date. The Company shall file such tax returns, after reflecting any comments made by the Tax Matters Partner. Each Unitholder shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.
Section 7.10    Tax Information. The Company shall use reasonable best efforts to deliver or cause to be delivered, within 60 days after the end of each Taxable Year, to each Person who was a Unitholder at any time during such Taxable Year all information regarding the Company necessary for the preparation of such Person's United States federal and state income tax returns.
Section 7.11    Tax Elections. The Company shall make any election the Company may deem appropriate. For the avoidance of doubt, any such election shall require the written consent of the Tax Matters Partner.
Section 7.12    Tax Matters Partner. Thunder Investor T-II, LLC (or an Affiliate so designated by Thunder Investor T-II, LLC and permissible under Section 6231 of the Code and the Treasury Regulations promulgated thereunder) shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code and any comparable provision of state or local tax law (the "Tax Matters Partner").
Section 7.13    Code Section 83 Safe Harbor Election; Code Section 83(b) Election.
(a)    By executing this Agreement, each Unitholder authorizes and directs the Company to elect to have the "Safe Harbor" described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the "Notice") apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. For purposes of making such Safe Harbor election, the Tax Matters Partner is hereby designated as the "partner who has responsibility for federal income tax reporting" by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Partner constitutes execution of a "Safe Harbor Election" in accordance with Section 3.03(1) of the Notice. The Company and each Unitholder hereby agrees to comply with all requirements of the Safe Harbor described in the Notice, including the requirement that each Unitholder shall prepare and file all federal income tax returns reporting the income tax effects of each interest in the Company issued by the Company covered by the Safe Harbor in a manner consistent with the requirements of the Notice.

(b)    The Company and any Unitholder may pursue any and all rights and remedies it may have to enforce the obligations of the Company and the Unitholders (as applicable) under Section 7.13(a), including seeking specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction (without the necessity of showing actual money damages, or posting any bond or other security) in order to enforce or prevent any violation of the provisions of Section 7.13(a). A Unitholder's obligations to comply with the requirements of this Section 7.13 shall survive such Unitholder's ceasing to be a Unitholder of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 7.13, the Company shall be treated as continuing in existence.
(c)    Each Unitholder authorizes the Tax Matters Partner to amend Section 7.13(a) and Section 7.13(b) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance), provided that such amendment is not materially adverse to such Unitholder (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to the Company).
(d)    Except as otherwise determined by the Board, any Unitholder who receives Residual Units that are subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code shall make a timely and effective election under Section 83(b) of the Code with respect to such Units if such Residual Units are Capital Incentive Units and/or if such election would be deemed to be made pursuant to Internal Revenue Service Revenue Procedures 93-27 and 2001-43; provided that, for the avoidance of doubt, such election shall be at the option of the Unitholder in all other cases. The Company and all Unitholders will (A) treat the Units for which such election has been made as outstanding for tax purposes, (B) treat any Unitholder who has made any such election as a member of the Company for U.S. federal income tax purposes with respect to such Units and (C) file all tax returns and reports consistently with the foregoing (except for non-U.S. federal returns or reports for which a different tax treatment is required by applicable law), and neither the Company nor any of its Unitholders will deduct any amount (as wages, compensation or otherwise) for the fair market value of such Units for U.S. federal income tax purposes.
ARTICLE VIII
TRANSFER OF COMPANY INTERESTS
Section 8.1    Transfers by Unitholders.
(a)    No Unitholder shall Transfer any interest in any Units except in compliance with this Article VIII. Except for Transfers made in compliance with this Agreement and the Employee Equity Agreements (to the extent applicable to such Units), no Unitholder shall Transfer, or offer or agree to Transfer, all or any part of any interest in such Person's Units without the prior written consent of the Board, which consent may be withheld in the

Board's discretion. With the Board's consent, a Unitholder may Transfer all or any part of such Person's Units, subject to compliance with this Agreement (including Section 8.1(c)) and any other agreement binding upon the Unitholders which restricts the Transfer of Units (including the Employee Equity Agreements). Notwithstanding the foregoing, the Investors may Transfer Units without the approval of the Board (but subject to any other restrictions on Transfer applicable to them set forth in this Agreement).
(b)    The restrictions set forth in Section 8.1(a) shall not apply to (i) any Transfer of Units by any Unitholder to or among his or her Family Group, (ii) any Transfer of Units by any Unitholder that is an Investor to or among their respective Affiliates, (iii) any Transfer of Units in connection with a Permitted Sinclair Transfer, (iv) any Transfer of Units by any Unitholder other than an Investor to the Company or its Subsidiaries or an Investor, (v) an Approved Sale, (vi) any Transfer of Units by Sinclair to its shareholders, (vii) any Transfer of Units to the Company or (viii) any Transfer of Units in accordance with Section 8.3; provided that the restrictions contained in this Agreement will continue to be applicable to the Units after any Transfer pursuant to clauses (i) through (iii) above. Upon the Transfer of Units pursuant to clause (i) or (ii) of the previous sentence, the transferees will deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of such transferee. A transferee permitted pursuant to clauses (i) through (iii) above who receives a transfer of Units in accordance with this Agreement shall be referred to herein as a "Permitted Transferee." Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by (x) making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party's interest in any such Permitted Transferee or (y) by allowing the Transfer of any securities of any entity holding (directly or indirectly) Units; provided that the foregoing does not prohibit Sinclair, Terrance Ahern or Sinclair’s shareholders from Transferring securities of Sinclair or Terrance Ahern to Sinclair or a Person (A) who would be a Permitted Transferee if the Transfer involved Units or (B) pursuant to the Equity Plan.
(c)    Except as otherwise approved in writing by the Board, each transferee of Units or other interest in the Company shall, as a condition precedent to such Transfer, execute a counterpart to this Agreement pursuant to which such transferee shall agree to be bound by the provisions of this Agreement.
Section 8.2    Effect of Assignment.
(a)    Any Unitholder who shall assign any Units or other interest in the Company shall cease to be a Unitholder of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Unitholder with respect to such Units or other interest.
(b)    Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.
Section 8.3    Participation Rights.
(a)    Except pursuant to a Transfer pursuant to Article XII or a Transfer to Permitted Transferees in accordance with Section 8.1(b), at least 15 days prior to any Transfer of Units by one or more of the Investors (each a "Transferring Investor"), such Transferring Investor(s) shall deliver a written notice (the "Tag-Along Notice") to the Company and the other holders of Class B Units and Capital Incentive Units (as determined as of immediately prior to the date of such notice) (the "Tag-Along Unitholders") specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer, including the proposed date of the Transfer (if known), the proposed purchase price and, to the extent available, accompanied by a copy of any form of agreement to be executed in connection therewith. The Tag-Along Unitholders may elect to participate in the contemplated Transfer by delivering written notice to each of the Transferring Investors within 10 days after delivery of the Tag-Along Notice. If any Tag-Along Unitholders have elected to participate in such Transfer, the Transferring Investor(s) and such Tag-Along Unitholders will each be entitled to sell in the contemplated Transfer, for the same form and amount of consideration per Unit and on the same terms, such Unitholder's Pro Rata Portion of the number of Units to be sold in the contemplated Transfer. Such Transfer shall be on terms and conditions substantially similar in all material respects to the terms and conditions set forth in the applicable Tag-Along Notice. Notwithstanding the foregoing, if the Transferring Investor(s) intends to Transfer Units of more than one class or series, each of the Tag-Along Unitholders electing to participate must participate in all such Transfers (to the extent such Tag-Along Unitholders hold such other class or series). For purposes of this Agreement, "Pro Rata Portion" means, with respect to each Unit to be Transferred pursuant to this Section 8.3, the amount such Unit would have received in a liquidating distribution pursuant to Section 10.2, based upon a total equity value of the Company implied by the price to be paid by the purchaser of the Units in the applicable Transfer, in each case as determined by the Board.
(b)    The Transferring Investor(s) will use reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Unitholders in any contemplated Transfer, and the Transferring Investor(s) will not transfer any of its Units to the prospective transferee(s) unless (A) the prospective transferee(s) agrees to allow the participation of the Tag-Along Unitholders on the same terms and conditions, including the form and amount of consideration per Unit, as the Transferring Investor(s) or (B) the Transferring Investor(s) agrees to purchase the number of Units from the Tag-Along Unitholders that the Tag-Along Unitholders would have been entitled to sell pursuant to Section 8.3(a) for the same form and amount of consideration per Unit to be paid to the Transferring Investor(s) by the prospective transferee(s) (in which case the Transferring Investor(s) shall be entitled to sell such additional number of Units to the prospective transferee(s)) for the consideration per Unit to be paid to the Transferring Investor(s) by the prospective transferee(s). Each Unitholder participating in a Transfer pursuant to this Section

8.3 will bear its pro rata share (based on the sale proceeds of Units to be sold) of the reasonable out-of-pocket costs of such Transfer to the extent such costs are incurred for the benefit of all Unitholders participating in such Transfer and are not otherwise paid by the Company or the acquiring party. Costs incurred by Unitholders on their own behalf will not be considered costs of the transaction hereunder. Notwithstanding the foregoing, the Tag-Along Unitholder(s) shall not be obligated to pay directly any costs prior to consummation of the Transfer. Each Unitholder participating in such Transfer shall take, and Sinclair shall cause the Sinclair Stockholders to take, all Transfer Actions in furtherance of or in connection with the consummation of such Transfer as requested by the Transferring Investor(s).
(c)    None of the following shall constitute Units for any purpose under this Section 8.3: (i) Units issuable upon the exercise of employee options (or similar equity-like incentive shares or units) which have not vested or are otherwise not exercisable; (ii) Units issuable upon the exercise of vested employee options (or similar equity-like incentive shares or units) whose per share or per unit exercise price is more than the price to be paid for such share or unit in such Transfer; (iii) Units whose per Unit Participation Threshold is more than the price to be paid for such Unit in such Transfer, including Capital Incentive Units; and (iv) Units that are subject to vesting (i.e., to the extent subject to possible repurchase by the Company at less than fair market value other than as a result of the circumstances of a Unitholder's termination).
(d)    In the event that any Transferring Investor consummates a Transfer of its Units in violation of this Section 8.3, such Transferring Investor, at the option of each Tag-Along Unitholder, shall purchase the number of Units from such Tag-Along Unitholder that such Tag-Along Unitholder would have been entitled to sell pursuant to Section 8.3(a) for the same form and amount of consideration per Unit received by the Transferring Investor(s) from the prospective transferee(s).
(e)    The provisions of this Section 8.3 will terminate upon the earlier to occur of (i) the consummation of a Sale of the Company and (ii) an IPO.
Section 8.4    Sale of the Company.
(a)    If the holders of the Required Interest approve a Sale of the Company (an "Approved Sale"), each Unitholder, after receipt of the notice contemplated hereby, shall (to the extent applicable) vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each Unitholder shall (to the extent applicable) waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation, or (ii) sale of equity securities, each Unitholder shall agree to sell all of his, her or its Units or rights to acquire Units on the terms and conditions approved by the holders of the Required Interest, subject to the definition of Transfer Actions. The consideration to be received by each Unitholder shall be the same form and amount of consideration per Unit to be received by the holders of the Required Interest. If any Unitholder (including a Unitholder that is part of the Required Interest) other than a Management Unitholder is given an option as to the form and amount of consideration to be received, the same option shall be given to all Unitholders. To exercise the rights set forth herein, the holders of the Required Interest must deliver a written notice to the Board no later than 20 days prior to the consummation of such Approved Sale. Such notice shall specify in reasonable detail the identity of the prospective purchaser, the proposed closing date (if known), the proposed purchase price and, to the extent available, be accompanied by a copy of any agreement to be executed in connection therewith. Each Unitholder shall take, and Sinclair shall cause the Sinclair Stockholders to take, all Transfer Actions in furtherance of or in connection with the consummation of the Approved Sale as requested by the holders of the Required Interest or the Board including entering into agreements to effectuate the provisions of Section 8.4(d) hereof.
(b)    If either the Board or the holders of the Required Interest enter into a negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Unitholders (other than any holder who is an "accredited investor" under Rule 501) will, at the request of the Board or the holders of the Required Interest, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the holders of the Required Interest. If any such Unitholder appoints a purchaser representative designated by the holders of the Required Interest, the Company will pay the fees of such purchaser representative, but, if any such Unitholder declines to appoint the purchaser representative designated by the holders of the Required Interest, such holder shall appoint another purchaser representative and be responsible for the fees of the purchaser representative so appointed.
(c)    Each Unitholder will bear its pro rata share (based on the sale proceeds of Units to be sold) of the reasonable costs of such Approved Sale to the extent such costs are incurred for the benefit of all Unitholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by Unitholders on their own behalf will not be considered costs of the transaction hereunder. Notwithstanding the foregoing, no Unitholder shall be obligated to pay directly any costs prior to consummation of the Approved Sale.
(d)    In connection with each Approved Sale, unless otherwise determined by the Investors, subject to the terms and conditions of this Agreement, each Unitholder irrevocably constitutes and appoints, and will constitute and appoint, an Investor or any Affiliate of the Investors, in each case, designated by the Investors (the "Seller Representative") as his, her or its representative, agent and attorney-in-fact with full power of substitution to act and to do any and all things and execute any and all documents on behalf of such Unitholder that may be necessary, convenient or appropriate to facilitate the consummation of the Approved Sale in accordance with this Agreement, the administration of and carrying out of the terms of agreements governing such Approved Sale (including giving or agreeing to, on behalf of all or any of the Unitholders, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under the terms of any agreements entered into in connection with such Approved Sale, subject to the terms and conditions of this Agreement). This appointment of the Seller Representative is coupled with an interest and shall not be revocable by any Unitholder in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law. The Seller Representative shall not be liable to any Unitholder in its capacity as the Seller Representative for any liability of a Unitholder or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with the agreements related to such Approved Sale. The Unitholders shall severally, but not jointly, pro rata in accordance with, and not in excess of, their respective proceeds from such Approved Sale, indemnify and hold harmless, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or related to the Seller Representative's service as the Seller Representative, unless attributable to the fraud, gross negligence or willful misconduct of the Seller Representative. The provisions governing the Seller Representative set forth in the definitive agreements governing any Approved Sale shall contain the terms and conditions set forth in this Section 8.4(d) and such other terms and provisions approved by the holders of the Required Interest.
Section 8.5    Repurchase Rights.
(a)    Company Repurchase Rights. In the event that an Employee Unitholder terminates employment with, or ceases to provide services to, the Company and its Subsidiaries for any reason, then the Company shall have the right, but not the obligation, to repurchase at any time after the Termination Date all or any portion (as determined by the Company) of the Residual Units held by such Employee Unitholder and any Permitted Transferees of the Employee Unitholder at a price per Unit equal to the Call Price on the applicable Redemption Date. The Company shall exercise its repurchase right under this Section 8.5(a) by delivering to the Employee Unitholder and/or the Permitted Transferees of the Employee Unitholder, as applicable, a written notice of such exercise, which notice shall set forth (i) the number of Class B Units and/or Capital Incentive Units to be repurchased, (ii) the Call Price(s) for the repurchased Units and (iii) the Redemption Date.
(b)    Employee Unitholder Repurchase Rights.
(i)    Regular Repurchase Rights. Each Employee Unitholder shall have the right, but not the obligation, to require the Company to purchase the Employee Unitholder’s Initial Units in accordance with the Designated Put Schedule at a price per Initial Unit equal to the Put Price on the applicable Redemption Date. The Employee Unitholder shall exercise its repurchase right under this Section 8.5(b)(i) by delivering to the Company a written notice of such exercise on December 31 or June 30 of any calendar year (but no later than December 31, 2025), which notice shall set forth the number of Class B Units and/or Capital Incentive Units to be repurchased.

(ii)    NSAM Change of Control Repurchase Rights. Each Employee Unitholder shall have the right, but not the obligation, to require the Company to purchase any Eligible Units and up to 50% of any Non-Eligible Units of the Employee Unitholder (whether or not such Initial Units are vested) in connection with an “NSAM Change of Control” (as defined in the NorthStar Asset Management Group Inc. 2014 Omnibus Stock Incentive Plan (it being understood that notwithstanding anything to the contrary, no transaction with an affiliate of NSAM shall be deemed an “NSAM Change of Control”)) at a price per Initial Unit equal to the Put Price on the date of the Change of Control. The Employee Unitholder shall exercise its repurchase right under this Section 8.5(b)(ii) by delivering to the Company a written notice of such exercise on (or effective as of), or within ten business days following the Change of Control, which notice shall set forth the number of Class B Units and/or Capital Incentive Units to be repurchased; provided that (i) the “Redemption Date” in such case shall mean the date on which Units are repurchased following such a notice, as determined by the Company in its sole discretion, but shall be no later than 30 days after such redemption notice is delivered; and (ii) the proviso in Section 8.5(c)(i) shall not apply. For purposes of this Section 8.5(b)(ii), “affiliate” means (i) current Affiliates, (ii) any current or future entities or vehicles managed or advised by NSAM and its subsidiaries and (iii) the current officers and directors of NSAM.
(c)    Closing of Repurchase Right.
(i)    The closing of the purchase by the Company of Units pursuant to this Section 8.5 shall take place at the principal office of the Company on the Redemption Date; provided, however, that the Redemption Date may be extended by the Board to the extent the Board determines in its good faith sole discretion that (A) the Company or any of its Subsidiaries is prohibited from consummating the purchase (or distributing the funds necessary to consummate the purchase) due to their respective contractual obligations (after the Company has used commercially reasonable efforts to obtain the waiver of such obligations) or (B) the purchase would impair the ability of the Company, its Subsidiaries and NorthStar Asset Management Group Inc., taken as a whole, to operate as a going concern.
(ii)    The Company may deliver cash or, with the consent of NorthStar Asset Management Group Inc., shares of NorthStar Asset Management Group Inc. (or any successor thereto) common stock (collectively, “NSAM Stock”) or a combination thereof as payment of the Call Price or Put Price, as applicable; provided that NSAM Stock may only be delivered as payment of the Call Price or Put Price if (A) the NSAM Stock is traded on the New York Stock Exchange or NASDAQ Stock Market and (B) NorthStar Asset Management Group Inc. (or any successor thereto) has a market capitalization in excess of $500 million on the Redemption Date. In the event that the Company determines to deliver shares of NSAM Stock in accordance with this Section 8.5(d), the value of the NSAM Stock will be equal to the volume-weighted average price of NSAM Stock on the New York Stock

Exchange or NASDAQ over the ten trading days immediately preceding the Redemption Date.
(iii)    At the closing of the purchase by the Company of Units pursuant to this Section 8.5, (A) the Company shall pay the Employee Unitholder and/or his or her Permitted Transferees, as applicable, the aggregate Call Price or Put Price for such Units by wire transfer of immediately available funds or delivery of NSAM Stock (which may be by book entry), as applicable, and (B) the Employee Unitholder and/or his or her Permitted Transferees, as applicable, shall execute and deliver to the Company such transfer documents as the Company may reasonably require. As a condition to the payment of the Call Price or Put Price for redeemed Units, the Company may require the Employee Unitholder or Permitted Transferee to represent and warrant to the Company that: (w) such Person has full right, title and interest in and to such Units; (x) such Person has all necessary power and authority and has taken all necessary action to sell such Units as contemplated; (y) such Units are free and clear of any and all liens or encumbrances and there is no adverse claim with respect to such Units and (z) for a purchase by the Company of Units pursuant to Section 8.5(b), such Person does not have any claims or causes of action pending or threatened against the Company or any of its Affiliates.
(d)    Determination of Put Price. The “Put Price” means the value of a Unit determined by making a calculation reflecting the cash distributions which would be made to the Unitholders in accordance with this Agreement in respect of such Unit if the Company were deemed to have received the Company Equity Value in cash and then distributed the same to the Unitholders in accordance with the terms of this Agreement incident to the liquidation of the Company (after payment to creditors of all indebtedness for borrowed money, excluding payments to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Company Equity Value) and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders of such convertible securities), with appropriate adjustments to reflect the amounts payable to Unitholders assuming any exercisable options for Units have been exercised. The determination of the value of the Unit as provided in this Section 8.5(d), shall be made by the Board in its good faith judgment. If the Employee Unitholder disagrees with such determination, the Employee Unitholder shall deliver to the Board a written notice of objection (a "Value Objection") within ten days after receipt of notice of the Board's determination. Upon receipt of the Employee Unitholder’s Value Objection, the Board and the Employee Unitholder will negotiate in good faith to agree on the value of a Unit determined in accordance with this Section 8.5(d). If such agreement is not reached within 30 days after the delivery of the Value Objection, the value of a Unit determined in accordance with this Section 8.5(d) shall be determined by an accountant jointly selected by the Board and the Employee Unitholder, which accountant shall submit to the Board and the Employee Unitholder a report within 30 days of its engagement setting forth such determination. If the parties are unable to agree on an accountant within 45 days after delivery of the Value Objection, then, within seven days, each party shall submit the names of four nationally recognized accounting firms, and each party shall be entitled to strike two names from the other party's list of firms, and the accountant shall be selected by lot from the remaining four accounting firms. If the Employee Unitholder does not comply with its obligations in this Section 8.5(d) regarding the selection and appointment of the accountant, the Employee Unitholder shall be deemed to have agreed to the Board's determination of the value of the Unit as provided in this Section 8.5(d) notwithstanding his or her disagreement therewith. The expenses of such accountant shall be borne by the Employee Unitholder unless the accountant's valuation is more than 5% greater than the amount determined by the Board, in which case the expenses of the accountant shall be borne by the Company. The determination of such accountant, or if the Employee does not deliver a written Value Objection to the Board within 10 days after receipt of notice of the Board’s determination, the Board’s determination as to the value of a Unit determined in accordance with this Section 8.5(d) shall be final and binding upon all parties.
(e)    Repurchase Right or Obligation. Subject to Section 8.5(c)(i), NorthStar Asset Management Group Inc. shall cause the Company to perform its obligations under this Section 8.5, and if the Company does not or cannot perform such obligations (other than an inability that results in an extension of the Redemption Date pursuant to Section 8.5(c)(i)), NorthStar Asset Management Group Inc. will perform such obligations. The Company may assign to Investor its right, or Investor may assume the Company’s obligation, to purchase all or any portion of the Units subject to call or put rights under this Section 8.5 and Investor may exercise the rights of the Company under this Section 8.5 in the same manner in which the Company may exercise such rights.
(f)    Termination of Repurchase Rights. The provisions of this Section 8.5 will terminate upon an IPO.
Section 8.6    Restriction on Transfer. In order to permit the Company to qualify for the benefit of a "safe harbor" under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)). Further, no Transfer of any Unit or economic interest shall be permitted if such Transfer would create, in the Board's discretion, a risk that the Company would be treated as a publicly traded partnership within the meaning of Section 7704 of the Code.
Section 8.7    Transfer Fees and Expenses. Except as otherwise provided in this Article VIII, the transferor and transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys' fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.
Section 8.8    Void Transfers. Any Transfer by any Unitholder of any Units or other interest in the Company in contravention of this Agreement (including the failure of the transferee to execute a counterpart in accordance with Section 8.1(c)) or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. No purported assignee shall have any right to any profits, losses or distributions of the Company.
ARTICLE IX
ADMISSION OF UNITHOLDERS
Section 9.1    Substituted Unitholders. In connection with the Transfer of a Company Interest of a Unitholder permitted under the terms of this Agreement and the other Transaction Documents, the transferee shall become a Substituted Unitholder on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer (unless one of the conditions to such Transfer is that Board or Unitholder consent is required for the admission of such transferee, in which case such consent must first be obtained), including executing counterparts of, and becoming a party to, this Agreement and all other agreements, instruments, certificates and other documents entered into or delivered by any Unitholder in connection with the transactions contemplated hereby to which the transferor Unitholder was a party, and such admission shall be shown on the books and records of the Company.
Section 9.2    Additional Unitholders. A Person may be admitted to the Company as an Additional Unitholder only as contemplated under, and in compliance with, the terms of this Agreement, including furnishing to the Board (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 14.1, and (b) such other documents or instruments as may be necessary or appropriate to effect such Person's admission as a Unitholder (including counterparts or joinders to all applicable Transaction Documents). Such admission shall become effective on the date on which the Board determines in its discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.
Section 9.3    Optionholders. Except as set forth in this Agreement, no Person that holds securities (including options, warrants, or rights) exercisable, exchangeable, or convertible into Units shall have any rights with respect to such Units until such Person is actually issued Units upon such exercise, exchange, or conversion and, if such Person is not then a Unitholder, is admitted as a Unitholder pursuant to Section 9.2.
ARTICLE X
DISSOLUTION AND LIQUIDATION
Section 10.1    Dissolution. The Company shall not be dissolved by the admission of Additional Unitholders or Substituted Unitholders, or by the death, retirement, expulsion, bankruptcy or dissolution of a Unitholder. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:
(a)    at any time by the approval of the Board or the holders of the Required Interest; or
(b)    the entry of a decree of judicial dissolution or an administrative dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article X, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.
Section 10.2    Liquidation and Termination.
(a)    On dissolution of the Company, the Board shall act as liquidator or may appoint one or more representatives or Unitholders as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company, sell all or any portion of the Company assets for cash or cash equivalents as they deem appropriate, and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) and shall promptly distribute the remaining assets to the holders of Units in accordance with Section 4.1 (if applicable), as if the Company's Taxable Year closed immediately prior to such distribution, and then in accordance with Section 4.1(b).
(b)    Any non-cash assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 7.5 and Section 7.6. After taking into account such allocations, it is anticipated that each Unitholder's Capital Account will be equal to the amount to be distributed to such Unitholder pursuant to this Section 10.2.
(c)    If any Unitholder's Capital Account is not equal to the amount to be distributed to such Unitholder pursuant to this Section 10.2, Profits and Losses for the Taxable Year in which the Company is dissolved shall be allocated among the Unitholders in such a manner as to cause, to the extent possible, each Unitholder's Capital Account to be equal to the amount to be distributed to such Unitholder pursuant to this Section 10.2. In making the distributions pursuant to this Section 10.2, the liquidator shall allocate each type of asset (i.e., cash, cash equivalents, securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such Unitholder. Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidator deems reasonable and equitable and (y) the terms and conditions of any agreement governing such assets (or the operation thereof or the holders thereof) at such time.
(d)    The distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 10.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company's property and constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act. To the extent that a

Unitholder returns funds to the Company, it has no claim against any other Unitholder for those funds.
Section 10.3    Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled, and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.3.
Section 10.4    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 in order to minimize any losses otherwise attendant upon such winding up.
Section 10.5    Return of Capital. The liquidator shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from Company assets).
ARTICLE XI
VALUATION
Section 11.1    Determination. Subject to Section 11.2(a), the Fair Market Value of the assets of the Company or of a Company Interest will be determined by the Board (or, if pursuant to Section 10.2, the liquidator) in its good faith judgment in such manner as its deems reasonable and using all factors, information and data deemed to be pertinent. If Sinclair and Terrance Ahern and his Family Group collectively hold a number of Class B Units equal to 50% or more of the Class B Units owned by Sinclair as of the date hereof (after the consummation of the transactions contemplated by the Securities Purchase Agreement), and Sinclair (or Terrance Ahern) reasonably disagrees with such determination, Sinclair (or Terrance Ahern) shall deliver to the Board a written notice of objection (a "FMV Objection") within ten days after receipt of notice of the Board's determination. For the avoidance of doubt, for purposes of determining the number of Class B Units held by Sinclair, Terrance Ahern and his Family Group as of the date hereof (after the consummation of the transactions contemplated by the Securities Purchase Agreement), any Class B Units indirectly owned by shareholders of Sinclair other than Ahern and any Transfer of Units to Management Holders contemplated by the Equity Plan (whether previously made or to be made in the future) shall be excluded. Upon receipt of Sinclair's (or Terrance Ahern's) written notice of objection, the Board and Sinclair (or Terrance Ahern) will negotiate in good faith to agree on such Fair Market Value. If such agreement is not reached within 30 days after the delivery of the FMV Objection, Fair Market Value shall be determined by an appraiser jointly selected by the Board and Sinclair (or Terrance Ahern), which appraiser shall submit to the Board and Sinclair (and Terrance Ahern) a report within 30 days of its engagement setting forth such determination. If the parties are unable to agree on an appraiser within 45 days after delivery of the FMV Objection, within seven days, each party shall submit the names of four nationally recognized firms that are engaged in the business of valuing non‑public securities, and each party shall be entitled to strike two names from the other party's list of firms, and the appraiser shall be selected by lot from the remaining four appraisal firms. If Sinclair (or Terrance Ahern) does not comply with its obligations in this Section 11.1 regarding the selection and appointment of the appraiser, Sinclair and Terrance Ahern shall be deemed to have agreed to the Board's determination of Fair Market Value notwithstanding his disagreement therewith. The expenses of such appraiser shall be borne by Sinclair unless the appraiser's valuation is more than 5% greater than the amount determined by the Board, in which case the expenses of the appraiser shall be borne by the Company. The determination of such appraiser as to Fair Market Value shall be final and binding upon all parties.
Section 11.2    Fair Market Value.
(a)    "Fair Market Value" of (i) a specific Company asset will mean the amount which the Company would receive in an orderly all-cash sale of such asset (free and clear of all Liens and after payment of all liabilities secured only by such asset) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale); and (ii) the Company will mean the amount which the Company would receive in an orderly all-cash sale of all of its assets and businesses as a going concern (free and clear of all Liens and after payment of indebtedness for borrowed money) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (assuming that all of the proceeds from such sale were paid directly to the Company other than an amount of such proceeds necessary to pay transfer taxes payable in connection with such sale, which amount will not be received or deemed received by the Company).
(b)    After a determination of the Fair Market Value of the Company is made as provided above, the Fair Market Value of a Unit will be determined by making a calculation reflecting the cash distributions which would be made to the Unitholders in accordance with this Agreement in respect of such Unit if the Company were deemed to have received such Fair Market Value in cash and then distributed the same to the Unitholders in accordance with the terms of this Agreement incident to the liquidation of the Company (after payment to all of the Company's creditors from such cash receipts other than payments to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Fair Market Value of the Company) and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders of such convertible securities) and all options to acquire Units (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such Units were exercised and the exercise price therefor paid.
(c)    Except as otherwise provided herein or in any agreement, document or instrument contemplated hereby, any amount to be paid under this Agreement by reference to the Fair Market Value shall be paid in full in cash, and any Unit being transferred in exchange therefor will be transferred free and clear of all Liens.

ARTICLE XII
CHANGE IN BUSINESS FORM; MERGER
Section 12.1    Incorporation of the Company.
(a)    The Board may, (x) in order to facilitate a Sale of the Company or an IPO, or (y) in order to avoid cancellation of debt income (or any similar tax liability) being allocated to any of the Unitholders, cause the Company to incorporate its business, or any portion thereof, including by (i) the transfer of all of the assets of the Company, subject to the Company's liabilities, or the transfer of any portion of such assets and liabilities, to one or more corporations in exchange for shares of such corporation(s) and the subsequent distribution of such shares, at such time as the Board may determine, to the Unitholders on a pro rata basis, (ii) conversion of the Company into a corporation pursuant to §18-216 of the Delaware Act (or any successor section thereto), (iii) Transfer by each Unitholder of Units held by such Unitholder to one or more corporations in exchange for shares of such corporation(s) (including by merger of the Company into a corporation) or (iv) causing a corporation to be admitted as a member of the Company, with such corporation purchasing interests in the Company from the Company or the Unitholders (as determined by the Board) and, in connection therewith, each Unitholder agrees to the Transfer of its Units in accordance with the terms of exchange as provided by the Board and further agrees that as of the effective date of such exchange any Unit outstanding thereafter which shall not have been tendered for exchange shall represent only the right to receive a certificate representing the number of shares of such corporation(s) as provided in the terms of such exchange.
(b)    In connection with any such reorganization or exchange as provided above in this Article XII, the Board may determine what securities or other property the Units of each class will be converted to or exchanged for in such reorganization or exchange; provided that, each Unitholder of a particular class of Units shall receive the same form of securities and/or other property and the same amount of securities and/or other property per Unit of such class (except as necessary, in the case of Capital Incentive Units to give effect to the applicable Participation Threshold of each such Unit, as determined by the Board) and if any holders of a class of Units are given an option as to the form and amount of securities to be received, each holder of such class of Units shall be given the same option. Notwithstanding the foregoing, the Board may determine that, with respect to the Residual Units, each holder of Residual Units shall receive the same form of securities and/or other property as each other Residual Unitholder, in an amount equal to the Fair Market Value of the Residual Units held by such Residual Unitholder. In connection with any such transaction as provided above, if any holder of Capital Incentive Units would not be entitled to receive any portion of such Distribution as a result of the Participation Threshold applicable to such Units, then such Capital Incentive Units shall, unless otherwise determined by the Board, be cancelled in such transaction for no consideration.
(c)    The Company shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with such incorporation transaction, including any fees related to a filing under the Hart-Scott-Rodino Anti-Trust Improvements

Act of 1976, as amended, if applicable. It is the intent of the Unitholders that the conversion of the Company into corporate form and the conversion or reorganization of any of the Company's operating divisions, whether currently existing or existing in the future, into corporate form are part of the Unitholders' original investment decision with respect to the Units of the Unitholders. In connection with any such reorganization or change, no Unitholder shall have the right or power to veto, vote for or against, amend, modify or delay any such reorganization or exchange. Further, each Unitholder shall execute and deliver, and Sinclair shall cause each Sinclair Stockholder to execute and deliver, any documents and instruments and perform any additional acts that may be necessary or appropriate, as determined by the Board, to effectuate and perform any such reorganization or change (including in the case of any Management Unitholder or a Sinclair Stockholder, executing an agreement with the successor entity providing for the continued vesting of, and repurchase rights respecting, any equity securities issued in respect of unvested Units in form and substance similar to the provisions and restrictions with respect to vesting and repurchase rights set forth in any Employee Equity Agreement or similar agreement, as the case may be).
Section 12.2    Conversion to Limited Partnership. The Board may at any time effect a conversion of the Company into a limited partnership pursuant to §18-216 of the Delaware Act (or any successor section thereto) provided that no Person that is a Unitholder immediately prior to such conversion shall be a general partner of such limited partnership without such Person's prior written consent which may be granted or withheld in such Person's sole discretion. It is the intent of the Unitholders that the possibility of a conversion of the Company into a limited partnership is part of the Unitholders' original investment decision with respect to their respective Units. No Unitholder shall have the right or power to veto, vote for or against, amend, modify or delay any such conversion. Further, each Unitholder shall execute and deliver any documents and instruments and perform any additional acts that may be necessary or appropriate, as determined by the Board, to effectuate and perform any such conversion.
Section 12.3    Merger Generally. Subject to the provisions of this Agreement, the Company may, with the approval of the Board and the holders of the Required Interest and without the need for any further act, vote or approval of any Unitholder or class or group of Unitholders, merge with, or consolidate into, another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in Section 18-209(a) of the Delaware Act), regardless of whether the Company or such other entity is the survivor. If a merger is used as a means of effecting the intent of Section 12.1(a) of this Agreement, then the provisions of that Section shall instead apply to such transaction. Section 18-210 of the Delaware Act (entitled "Contractual Appraisal Rights") shall not apply or be incorporated into this Agreement and the Unitholders hereby waive any rights under such section of the Delaware Act.
ARTICLE XIII
CERTAIN COVENANTS
Section 13.1    Financial Statements and Other Information.

The Company shall deliver (i) items (a) – (f) below to each Investor and (ii) items (a) – (d) below to each Management Unitholder who is then an employee of the Company or one of its Subsidiaries and to each holder of at least 4% of the Residual Units then outstanding:
(a)    as soon as available but in any event within 15 days after the end of each monthly accounting period in each fiscal year (except for monthly periods ending in March, June, September or December, in which case, within 10 days after the end of such monthly accounting period), (1) unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, (2) consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, (3) an equity statement for the Company and its Subsidiaries as of the end of such monthly period (in each case of (1) through (3), prepared in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"), subject to the absence of footnote disclosures, normal year-end adjustments and such other departures from GAAP as the Board may authorize) and (4) the Excess Operating Cash for such period;
(b)    as soon as available but in any event within 20 days after the end of each quarterly accounting period in each fiscal year, (1) unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, (2) consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the quarterly budget and to the preceding fiscal quarter, (3) an equity statement for the Company and its Subsidiaries as of the end of such quarterly period (in each case of (1) through (3) prepared in accordance with GAAP, subject to the absence of footnote disclosures, normal year-end adjustments and such other departures from GAAP as the Board may authorize) and (4) the Excess Operating Cash for such period;
(c)    as soon as available but in any event within 60 days after the end of each fiscal year, (1) consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, (2) consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, (3) an equity statement for the Company and its Subsidiaries as of the end of such monthly period (in each case of (1) through (3) prepared in accordance with GAAP and accompanied by (A) with respect to the consolidated portions of such statements (except with respect to budget data), an opinion of an independent accounting firm of recognized national standing acceptable to the Required Interest and (B) a copy of such accounting firm's annual management letter to the Board) and (4) the Excess Operating Cash for such period;
(d)    accompanying the financial statements referred to in clauses (a) through (c) above, a management discussion and analysis of financial conditions and results of operations in a form reasonably satisfactory to the Required Interest;

(e)    by November 15 in each fiscal year, the annual budget, including assumptions on revenues and expenses, for earnings before interest, taxes, depreciation and amortization for the next fiscal year; and
(f)    upon request by an Investor, such other supporting documentation and information (including, but not limited to, general ledger entries, trial balances, bank statements and reconciliations, significant contracts, accounting memoranda, lists of related party transactions, account receivable and other balance sheet activity reconciliations, aged receivables and payables reports, revenue related schedules, depreciation and amortization schedules, straight line schedules, carried interest and earn-out schedules, loan covenant computations and any other significant documentation supporting financial statement amounts).
Section 13.2    Inspection Rights. The Company shall permit (i) each Investor, (ii) each Management Unitholder who is then an employee of the Company or one of its Subsidiaries and (iii) each holder of at least 4% of the Residual Units then outstanding, upon reasonable notice and during normal business hours and at such other times as any such Unitholder may reasonably request, to: (a) visit and inspect any of the properties of the Company and its Subsidiaries; (b) examine the company and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom; and (c) discuss the affairs, finances and accounts of any such entities with the Board, officers, key employees and independent accountants of the Company and its Subsidiaries; provided that (i) such rights shall only be available in connection with such Person's evaluation of their investment in the Company (and not for purposes of or in connection with any existing or contemplated litigation matters against or involving the Company and/or its Subsidiaries), (ii) such requesting Person shall be obligated to reimburse the Company for the Company's and its Subsidiaries' costs and expenses incurred in connection with their compliance with this Section 13.2, and (iii) the Company's and its Subsidiaries' obligations under this Section 13.2 will be suspended during any periods where compliance herewith would be materially disruptive to their respective businesses. The presentation of an executed copy of this Agreement by any Investor or any such Unitholder to the Company's independent accountants shall constitute the Company's permission to its independent accountants to participate in discussions with such Persons.
Section 13.3    Covenant Conditions. The holders of the Required Interest and one Sinclair Manager shall be permitted to waive (in whole or in part, and before or after the fact) any obligations of the Company and/or its Subsidiaries under Section 13.1 and/or Section 13.2, and any such waiver shall be binding on all of the Unitholders in all respects. The rights of any Unitholder under Section 13.1 and Section 13.2 shall automatically cease upon such Unitholder's (a) breach of any restrictive covenant contained in any agreement entered into with the Company or any of its Subsidiaries, and/or (b) failure to hold any information contemplated by or obtained pursuant to Section 13.1 and Section 13.2 strictly confidential (including in accordance with any confidentiality provision(s) included in agreements such Unitholder has entered into with the Company or any of its Subsidiaries).
Section 13.4    Internal Controls and Cooperation. The Company acknowledges that the Investor’s ultimate parent is a public company, listed on the New York Stock Exchange and subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission. The Company shall maintain an effective system of internal controls as approved by the Board of Managers. The Company will instruct its auditors to complete a SSAE 16 Type 2 review as of December 31 of each calendar year, and provide a copy of the results to the Investor by January 31 of the following calendar year, as reasonably requested by the Investor. Upon request, the Company shall (i) afford the Investors and the Investor’s auditors and other representatives access to its books and records, personnel and other information in the possession or under the control of the Company in connection with the Investor’s compliance with internal or external financial reporting, tax and other similar obligations of Investor and its Affiliates.
Section 13.5    Closing Distribution. Following the Closing, the Company shall make a Distribution in cash equal to, in the aggregate: (X) the amount of Cash as of the Closing (as Cash is defined in the Securities Purchase Agreement) minus (Y) five million dollars ($5,000,000). Each Unitholder agrees and consents to the foregoing Distribution; provided, however, that settlement of such Distribution shall occur (i) with respect to Investor, immediately following the Closing; and (ii) with respect to the other Unitholders, immediately following the settlement of all Class B Unit purchases pursuant the Class B Unit Purchase and Sale Agreements, dated January 29, 2016, between certain Unitholders and the Investor.
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1    Power of Attorney.
(a)    Each Unitholder hereby constitutes and appoints each member of the Board and the liquidator, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (i) this Agreement, all certificates, and other instruments and all amendments (in the manner set forth herein) thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (ii) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (iii) all instruments relating to the admission, withdrawal, or substitution of any Unitholder pursuant to Article III and Article IX.
(b)    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Unitholder and the Transfer of all or any portion of his or its Company Interest and shall extend to such Unitholder's heirs, successors, assigns, and personal representatives.
Section 14.2    Amendments.

(a)    Subject to Section 14.2(b) and Section 14.2(c), any provision of this Agreement may be amended or modified if, but only, if such amendment or modification is in writing and is approved in writing by the holders of the Required Interest.
(b)    Notwithstanding Section 14.2(a) but subject to Section 14.2(c), if an amendment or modification of this Agreement:
(i)    would alter or change the special rights hereunder of a Unitholder or group of Unitholders specifically granted such special rights by name, such amendment or modification shall not be effective against such Unitholder or group of Unitholders (as the case may be) without the prior written consent of such Unitholder or, in the case of a group of Unitholders, the holders of at least a majority of the Units held by such group of Unitholders;
(ii)    would alter or change the powers, preferences or special rights hereunder of the holders of a class of Units (holders of such class, the "Subject Unitholders") so as to affect them adversely and differently than the holders of any other class of Units, such amendment or modification shall not be effective against the Subject Unitholders without the prior written consent of the holders of at least a majority of such class of Units held by the Subject Unitholders;
(iii)    (A) would alter or change the priority of Distributions with respect to any class of Units so as to affect any Unitholder (solely in such Unitholder's capacity as a holder of such class of Units) adversely and differently than other Unitholders of the same class of Units, (B) would alter or change any limitation on liability of any Unitholder set forth herein and/or (C) would require any Unitholder to make Capital Contributions in excess of the Capital Contributions made on or prior to the date hereof, then, in the case of each of clause (A) through clause (C) of this Section 14.2(b)(iii), such amendment or modification shall not be effective against such Unitholder without such Unitholder's prior written consent;
(iv)    would alter or change Section 3.13, Section 4.2, Section 12.1(a) or Section 13.1 in way that is adverse to any Unitholders, such amendment or modification shall not be effective against such Unitholders without the prior written consent of the holders of at least a majority of the Units held by such Unitholders (excluding the Investors); or
(v)    would alter or change any of the provisions of Section 14.2(b)(i) through Section 14.2(b)(iv), such amendment or modification shall not be effective with respect to any such subsection without the approval required by such subsection for amendments or modifications to which it applies, and no amendment to or modification of this Section 14.2(b)(v) shall be effective against any Unitholder without such Unitholder's prior written consent.
(c)    The provisions of Section 14.2(a) and Section 14.2(b) shall not apply to any amendments or modifications otherwise expressly permitted by Sections 3.1(b), 3.2, 3.4,

3.5(d) and 7.13 of this Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 14.3    Remedies. Each Unitholder and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.
Section 14.4    Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.
Section 14.5    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
Section 14.6    Opt-in to Article 8 of the Uniform Commercial Code. The Unitholders hereby agree that the Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).
Section 14.7    Notice to Unitholder of Provisions. By executing this Agreement, each Unitholder acknowledges that it has actual notice of (a) all of the provisions hereof (including the restrictions on the transfer set forth herein), and (b) all of the provisions of the Certificate.
Section 14.8    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
Section 14.9    Consent to Jurisdiction. Each Unitholder irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Unitholder further agrees that service of any process, summons, notice or document by United States certified or registered mail to such Unitholder's respective address set forth in the Company's books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Unitholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.
Section 14.10    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year or Taxable Year shall refer to a portion thereof. The use of the words "or," "either," and "any" shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. Whenever in this Agreement or any other agreement contemplated herein the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination, the Board (or such committee) or any Manager shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein, and shall be entitled to consider such interests and factors as the Board (or such Committee) or such Manager desires.
Section 14.11    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 14.12    MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED

BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE COMPANY) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.
Section 14.13    Addresses and Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the Company's books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the Company shall be deemed given if received by the Board at the principal office of the Company designated pursuant to Section 2.7.
Section 14.14    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital, or property other than as a secured creditor. Notwithstanding anything to the contrary herein, no Unitholder, Manager or Officer shall have any duty (including fiduciary duty), or any liability for breach of duty (including fiduciary duty), to any creditor of the Company.
Section 14.15    No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.
Section 14.16    Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 14.17    Right of Offset. Whenever the Company is to pay any sum to any Unitholder or any Affiliate or related person thereof, any amounts that such Unitholder or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment.

Section 14.18    Entire Agreement. The Prior LLC Agreement is amended, restated and superseded in its entirety by this Agreement, effective as of the Closing. This Agreement, those documents expressly referred to herein, the other documents of even date herewith, and the other Transaction Documents embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Prior LLC Agreement.
Section 14.19    Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
Section 14.20    Survival. Section 3.8, Section 6.1, Section 6.2, Section 6.3 and Section 7.8 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the Company.
Section 14.21    Certain Acknowledgments. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Unitholder shall be deemed to acknowledge to the Investors as follows: (a) the determination of such Unitholder to acquire Units in connection with this Agreement or any other agreement has been made by such Unitholder independent of any other Unitholder and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Unitholder or by any agent or employee of any other Unitholder, (b) no other Unitholder has acted as an agent of such Unitholder in connection with making its investment hereunder and that no other Unitholder shall be acting as an agent of such Unitholder in connection with monitoring its investment hereunder, (c) the Investors have retained Sullivan & Cromwell LLP in connection with the transactions contemplated hereby and expect to retain Sullivan & Cromwell LLP as legal counsel in connection with the management and operation of the investment in the Company and its Subsidiaries, (d) Sullivan & Cromwell LLP is not representing and will not represent any other Unitholder in connection with the transaction contemplated hereby or any dispute which may arise between the Investors, on the one hand, and any other Unitholder, on the other hand, (e) such Unitholder will, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel, and (f) Sullivan & Cromwell LLP may represent the Investors (or any of their Affiliates) in connection with any and all matters contemplated hereby (including any dispute between the Investors, on the one hand, and any other Unitholder or the Company, on the other hand,) and the Company and such Unitholder waives any conflict of interest in connection with such representation by Sullivan & Cromwell LLP.
Section 14.22    Exercise of Rights Granted to the Investors and their Affiliates. Each Unitholder recognizes, acknowledges and agrees that (a) the Investors have substantial financial interests in the Company to preserve, (b) each Investor may exercise any of its rights under this Agreement or any other agreement between the Company or any of its Subsidiaries and such Investor in its sole discretion, without taking into account any interest of the Company, its Subsidiaries, any other Unitholder or any other Person and (c) the exercise by such Investor of any of its rights as a Unitholder (including under this Agreement) shall not be deemed to constitute a lack of good faith, a breach of fiduciary duties or unfair dealing.
* * * * *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Limited Liability Company Agreement as of the date first above written.

TOWNSEND HOLDINGS LLC

By:	/s/ Terrance R. Ahern
Name: Terrance R. Ahern
Title: Chief Executive Officer

THUNDER INVESTOR T-II, LLC

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel and Secretary

SINCLAIR GROUP, INC.

By:	/s/ Terrance R. Ahern
Name: Terrance R. Ahern
Title: Chief Executive Officer

Signature Page to Third Amended and Restated Limited Liability Company Agreement

TERRANCE R. AHERN
By: /s/ Terrance R. Ahern

KEVIN W. LYNCH
By: /s/ Kevin W. Lynch

ANTHONY D. FRAMMARTINO
By: /s/ Anthony D. Frammartino

MICOLYN M. MAGEE
By: /s/ Micolyn M. Magee

JOSEPH P. OLSZAK
By: /s/ Joseph P. Olszak

MARTIN J. ROSENBERG
By: /s/ Martin J. Rosenberg

ROB M. KOCHIS
By: /s/ Rob M. Kochis

MICHAEL J. GOLUBIC
By: /s/ Michael J. Golubic

JOHN P. KOCH
By: /s/ John P. Koch

Signature Page to Third Amended and Restated Limited Liability Company Agreement

ADAM CALMAN
By: /s/ Adam Calman

ROBERT DAVIES
By: /s/ Robert Davies

CHRISTOPHER LENNON
By: /s/ Christopher Lennon

JENNIFER YOUNG
By: /s/ Jennifer Young

Signature Page to Third Amended and Restated Limited Liability Company Agreement

Solely with respect to its obligations under Section 8.5:

NORTHSTAR ASSET MANAGEMENT GROUP INC.

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel and Secretary

Signature Page to Third Amended and Restated Limited Liability Company Agreement

[ANNEX A – UNIT LEDGER]